UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

THE MEDICINES COMPANY
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2010

To our stockholders:

We are pleased to invite you to our 2010 annual meeting of stockholders. The meeting will take place on Wednesday, June 2, 2010 at 10:00 a.m., local time, at our principal executive offices, located at 8 Sylvan Way, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and we hope you will join us.

Enclosed with this letter you will find the notice of our 2010 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2009, and other information of interest to our stockholders.

The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote in person or by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in “street name” — that is, held for your account by a bank, broker or other holder of record — you will receive instructions from the holder of record that you must follow for your shares to be voted.

Thank you for your ongoing support and continued interest in The Medicines Company.

Sincerely,

CLIVE A. MEANWELL
Chairman and Chief Executive Officer

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Wednesday, June 2, 2010

Place	8 Sylvan Way, Parsippany, New Jersey 07054

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1) elect two class 1 directors for terms to expire at the 2013 annual meeting of stockholders;

(2) approve our 2010 Employee Stock Purchase Plan;

(3) approve an amendment to our amended and restated 2004 stock incentive plan in order to increase the number of shares of common stock authorized for issuance under the plan from 11,800,000 to 13,900,000;

(4) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

(5) transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.

The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on April 5, 2010.
Proxy Voting	It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the enclosed postage paid envelope. You may revoke your proxy at any time before its exercise at the meeting if you follow specified procedures.

By order of the Board of Directors,

Paul M. Antinori

Secretary

April 30, 2010
Parsippany, New Jersey

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054

PROXY STATEMENT

For our Annual Meeting of Stockholders to be held on June 2, 2010

The Medicines Company, a Delaware corporation (often referred to as “we” or “us” in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2010 annual meeting of stockholders. The annual meeting will be held on Wednesday, June 2, 2010, at 10:00 a.m., local time, at our principal executive office at 8 Sylvan Way, Parsippany, New Jersey 07054. You may obtain directions to the location of the annual meeting by contacting Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, email: investor.relations@themedco.com. If the annual meeting is adjourned for any reason, then the proxies submitted may be used at any adjournments of the annual meeting.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to stockholders on or about May 7, 2010. In this mailing, we are also including a copy of our annual report to stockholders for the year ended December 31, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 2, 2010: The Proxy Statement and Annual Report are available at www.proxyvote.com.

Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge at our website at www.themedicinescompany.com or through the Securities and Exchange Commission’s (SEC) electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (including exhibits), which we will provide to you free of charge, either: write to Investor Relations, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, or email Investor Relations at investor.relations@themedco.com.

You may request a copy of the materials relating to our annual meetings of stockholders, including the proxy statement and form of proxy for the 2010 annual meeting and the annual report to stockholders for the year ended December 31, 2009, at the website listed above or by sending an email to us at investor.relations@themedco.com or by calling (800) 388-1183.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?

Holders of record of our common stock at the close of business on April 5, 2010, the record date for the annual meeting, are entitled to one vote per share on each matter properly brought before the meeting. As of the close of business on April 5, 2010, we had 53,004,514 shares of our common stock outstanding.

A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Paul M. Antinori, at our principal executive office address set forth above, to make arrangements to review a copy of the stockholder list at our principal executive offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 23, 2010 up to the time of the meeting.

How may I vote my shares if I am a stockholder of record?

If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy:

•	You may vote in person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

•	You may vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope.

•	You may vote by Internet. To vote over the Internet through services provided by Broadridge Investor Communications Solutions, Inc., please go to the following website: www.proxyvote.com and follow the instructions at that site for submitting your proxy electronically. If you vote on the Internet, you do not need to complete and mail your proxy card.

•	You may vote by telephone. To vote by telephone through services provided by Broadridge Investor Communications Solutions, Inc., call 1-800-690-6903, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Your proxy will only be valid if you complete and return the proxy card, vote by Internet or vote by telephone at or before the annual meeting. The persons named in the proxy card will vote the shares you own in accordance with your instructions on your proxy card, in your vote by Internet or in your vote by telephone. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors.

The proxy card enclosed with this proxy statement states the number of shares you are entitled to vote if you are a stockholder of record.

How may I vote my shares if I hold them in “street name?”

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. The proxy materials, including voting and revocation instructions, should have been forwarded to you by the bank or brokerage firm that holds your shares. In order to vote your shares, you will need to follow the directions that your bank or brokerage firm provides you. Many banks and brokerage firms may solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items. The ratification of Ernst & Young LLP, our independent registered public accounting firm (proposal four) is considered a discretionary item. Accordingly, your brokerage firm may vote your shares with respect to that matter if you do not give instructions.

However, under a recent change in stock exchange rules that regulate voting by registered brokerage firms, the election of directors (proposal one) is no longer considered to be a discretionary item. The approval of the proposed 2010 employee stock purchase plan (proposal two) and the amendment of the amended and restated 2004 stock incentive plan (proposal three) are also non-discretionary items. Accordingly, your brokerage firm may not vote your shares with respect to such matters if you do not give them voting instructions on the proposals.

If your brokerage firm does not exercise its discretionary authority with respect to proposal four or you do not provide instructions on how to vote your shares on any other proposal, your shares will be treated as “broker non-votes” on that particular matter. “Broker non-votes” are shares with respect to which a brokerage firm does not receive voting instructions from the beneficial holder and does not have or exercise discretionary authority in voting on a proposal.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your brokerage firm or bank).

How may I change or revoke my vote?

If you are a stockholder of record, even if you have submitted your proxy to vote your shares, you may change or revoke your vote at any time before the taking of the vote by taking one of the following actions:

•	send written notice of revocation to Paul M. Antinori, our Secretary, at our principal executive office address above;

•	vote your shares by proxy over the Internet, by telephone or by returning a new proxy card subsequent to the initial submission of your proxy; or

•	attend the meeting and vote in person.

If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing or revoking your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of at least 26,502,258 shares, representing a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting.

Shares of common stock present in person or represented by proxy (including broker non-votes and shares that abstain or are withheld, or with respect to which no voting instructions are provided for one or more of the matters to be voted upon) will be counted as present for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each matter?

Proposal One — Election of Directors

Directors will be elected by a plurality of the votes cast by our stockholders entitled to vote on the election. In other words, the two nominees for director receiving the highest number of votes FOR election will be elected as directors, regardless of whether any of those numbers represents a majority of the votes cast.

You may vote FOR both of the nominees, WITHHOLD your vote from both of the nominees or WITHHOLD your vote from either of the nominees.

Proposal Two — Approval of our 2010 Employee Stock Purchase Plan

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the 2010 employee stock purchase plan.

Proposal Three — Approval of the Amendment to our Amended and Restated 2004 Stock Incentive Plan

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to approve the amendment to our amended and restated 2004 stock incentive plan.

Proposal Four — Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

How will votes be counted?

Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter and will not be counted as voting on a matter (1) if the holder of the shares withholds authority to vote for a particular director nominee or nominees or abstains from voting on a particular matter or (2) if the shares are broker non-votes. As a result, withheld shares, abstentions and broker non-votes will have no effect on the outcome of voting on any of the proposals.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote:

•	FOR proposal one — elect our two nominees to the board of directors;

•	FOR proposal two — approve the 2010 employee stock purchase plan;

•	FOR proposal three — approve the amendment to our amended and restated 2004 stock incentive plan; and

•	FOR proposal four — ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Will any other business be conducted at the annual meeting?

Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our by-laws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.

Who is soliciting proxies and how, and who is paying for it?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the shares. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.

How and when may I submit a proposal for the 2011 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2011 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary, no later than January 8, 2011.

If you wish to propose a nominee for election to our board or present a proposal at the 2011 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must give written notice to us at our principal executive office address noted above. Our by-laws specify the information that must be included in any such notice, including information about the nominee or a brief description of the business to be brought before the annual meeting, as applicable, and the name of the stockholder proposing such business. We must receive this notice at least 60 days, but not more than 90 days, prior to June 2, 2011. However, if the date of the 2011 annual meeting is prior to May 13, 2011 or after August 1, 2011, we must receive your notice no earlier than the 90th day prior to the 2011 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2011 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at the 2011 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.

How may I request to receive future proxy statements electronically?

If you would like to reduce the costs incurred by The Medicines Company in mailing proxy materials, you can consent to receiving or accessing future proxy statements, form of proxy, annual report or notices of Internet availability electronically via e-mail or the Internet. To sign up for electronic delivery, please contact Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, telephone: (800) 388-1183, email: investor.relations@themedco.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address, phone number or email: The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, (800) 388-1183, email: investor.relations@themedco.com. In addition, this proxy statement and our annual report are available at www.proxyvote.com. If you would like to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class 1 Directors

Our board of directors is divided into three classes and currently consists of two class 1 directors (William W. Crouse and Hiroaki Shigeta), three class 2 directors (Robert J. Hugin, Clive A. Meanwell and Elizabeth H.S. Wyatt) and three class 3 directors (Armin M. Kessler, Robert G. Savage and Melvin K. Spigelman). The term of each class of directors is three years, and the terms of the three classes are staggered so that only one class is elected each year. At each annual meeting of stockholders, directors are elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. The class 1, class 2 and class 3 directors were elected to serve until the annual meeting of stockholders to be held in 2010, 2011 and 2012, respectively, and until their respective successors are elected and qualified.

Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated William W. Crouse and Hiroaki Shigeta for election as class 1 directors at the annual meeting. The persons named in the enclosed proxy card will vote to elect each of these nominees as a class 1 director, unless the proxy is marked otherwise, to hold office until the 2013 annual meeting of stockholders and until his successor is elected and qualified. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

No director or executive officer of ours, or person chosen by us to become a director or executive officer of ours, is related by blood, marriage or adoption to any other director or executive officer of ours, or person chosen by us to become a director or executive officer of ours. No director or executive officer of ours, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding.

Our board of directors recommends a vote FOR the election of each of the nominees.

Director Nominees

Set forth below are the names of each nominee for class 1 director, the year in which each first became a director, their ages as of April 1, 2010, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value their experience on other public company boards of directors and board committees. See “Information about Corporate Governance — Director Candidates and Nomination Process” for additional discussion of our director nomination requirements and process.

WILLIAM W. CROUSE
Age: 67

William W. Crouse has been a director since April 2003. Since January 1994, Mr. Crouse has been a managing director of HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as worldwide president of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a vice president of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a division director of DuPont Pharmaceuticals Company, a pharmaceutical firm, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as president of Revlon Health Care Group’s companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently a director of Uluru, Inc., a specialty wound care company and is a member of the Boards of Trustees of Lehigh University and the New York Blood Center. In the past five years, he has also served as a director of Targanta Therapeutics Corporation, a biopharmaceutical company which we acquired. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.

We believe Mr. Crouse’s extensive global experience as a senior executive in the pharmaceutical and diagnostics industry is valuable to our board and the company. In addition, Mr. Crouse’s private equity investing experience provides a unique perspective to our board.

HIROAKI SHIGETA
Age: 66

Hiroaki Shigeta has been a director since April 2007.  Mr. Shigeta served as a consultant to us from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. head, Far East relations of Hoffman-La Roche and from June 2002 to April 2003, he was a member of the board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as chairman and representative director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the president and chief executive officer of Nippon Roche KK. Mr. Shigeta currently is a director of MediciNova, Inc., a biopharmaceutical company. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley.

We believe Mr. Shigeta’s extensive global experience in the pharmaceutical industry is valuable to our board and the company, especially as we continue to expand our operations outside of the United States, including in Japan.

Other Current Directors

Set forth below are the names of each of our other current directors, the year in which each first became a director, their ages as of April 1, 2010, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, the names of other public companies for which they serve as a director or have served as a director during the past five years. As with the director nominees, we have also included information about each director’s specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board. Finally, we value their experience on other public company boards of directors and board committees.

Directors Whose Terms Expire in 2011 (Class 2 Directors)

ROBERT J. HUGIN
Age: 55

Robert J. Hugin has been a director since April 2003.  Since May 2006, Mr. Hugin has served as the president and chief operating officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. From June 1999 to May 2006, Mr. Hugin served as the senior vice president and chief financial officer of Celgene. From 1985 to 1999, Mr. Hugin held positions with J.P. Morgan & Co. Inc., an investment banking firm, serving most recently as a managing director. Mr. Hugin is a director of Celgene Corporation and Atlantic Health System, Inc. In the past five years, Mr. Hugin has also served as a director of Coley Pharmaceutical Group, Inc. and ImClone Systems, Inc. Mr. Hugin received an A.B. from Princeton University and an M.B.A. from the University of Virginia.

We believe Mr. Hugin’s extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition Mr. Hugin’s background in the financial industry is of considerable importance and enables him to serve a valuable role as chair of the audit committee.

CLIVE A. MEANWELL
Age: 52

Clive Meanwell has been a director since 1996.  He has served as our chief executive officer and president since October 2009, as our chief executive officer from August 2004 to October 2009, as our president from August 2004 to December 2004, as our executive chairman from September 2001 to August 2004 and as our chief executive officer and president from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including senior vice president from 1992 to 1995, vice president from 1991 to 1992 and director of product development from 1986 to 1991. Dr. Meanwell also serves as a director of Endo Pharmaceuticals Holdings Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.

We believe Dr. Meanwell’s extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition Dr. Meanwell’s global operational roles, deal-making, private equity and medical experience are also of considerable importance.

ELIZABETH H.S. WYATT
Age: 62

Elizabeth H.S. Wyatt has been a director since March 2005. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, vice president, corporate licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She also serves as a member of the Board of Sweet Briar College and chaired the Search Committee for the next President of Sweet Briar College. In the past five years, Ms. Wyatt has also served as a director of Neose Technologies, Inc., Ariad Pharmaceuticals, Inc., and MedImmune, Inc. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.

We believe Ms Wyatt’s extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Ms. Wyatt’s specific deal-making experience provides a unique perspective to our board.

Directors Whose Terms Expire in 2012 (Class 3 Directors)

ARMIN M. KESSLER
Age: 72

Armin M. Kessler has been a director since October 1998. Mr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was chief operating officer and head of the pharmaceutical division until he retired in 1995. Mr. Kessler currently also serves as a director of Gen-Probe Incorporated and Actelion Pharmaceuticals Ltd., a Swiss publicly traded company. In the past five years, Mr. Kessler has also served as a director of PRA International, Inc. and Spectrum Pharmaceuticals, Inc. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall University School of Law and an honorary doctorate in business administration from the University of Pretoria.

We believe Mr. Kessler’s extensive global experience as a senior executive in the pharmaceutical, diagnostics, vitamins and fragrance\flavors industries is valuable to our board and the company. In addition, Mr. Kessler’s background in law and patent prosecution is of particular value to our board.

ROBERT G. SAVAGE
Age: 56

Robert G. Savage has been a director since April 2003 and has been our lead director since October 2006. Since May 2003, Mr. Savage has served as president of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was group vice president and president for the General Therapeutics and Inflammation Business of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including worldwide chairman for the Pharmaceuticals Group during 2001, company group chairman responsible for the North America pharmaceuticals business from 2000 to 2001, president, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and vice president sales & marketing from 1996 to 1998. Mr. Savage also serves as a director for EpiCept Corporation. In the past five years, Mr. Savage has also served as a director for Noven Pharmaceuticals, NovaDel Pharma Inc. and Panacos Pharmaceuticals, Inc. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.

We believe Mr. Savage’s extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Savage’s background in human talent development is of particular value to our board and the company.

MELVIN K. SPIGELMAN
Age: 61

Melvin K. Spigelman has been a director since September 2005. Since January 2009, Dr. Spigelman has served as president and chief executive officer of the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis. From June 2003 to January 2009, Dr. Spigelman served as director of research and development of the Global Alliance for TB Drug Development. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the president of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a vice president, global clinical centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the vice president of research and development at Knoll. Dr. Spigelman serves as a director of Synergy Pharmaceuticals Inc. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

We believe Dr Spigelman’s extensive experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Dr Spigelman’s specific experience in medical products development and medicine provide unique perspectives to our board.

Proposal Two: Approval of Our 2010 Employee Stock Purchase Plan

On April 20, 2010, upon the recommendation of the compensation committee, our board of directors adopted, subject to stockholder approval, our 2010 employee stock purchase plan, which we refer to in this proxy statement as the 2010 ESPP. The 2010 ESPP would provide for 1,000,000 shares to be available for purchase by eligible employees according to the terms of the plan. The 2010 ESPP is intended to encourage our employees to become stockholders in our company, to stimulate increased interest in our affairs and success, to afford our employees the opportunity to share in our earnings and growth and to promote systematic savings by them. We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel, and we believe that the ability to participate in our 2010 ESPP is an attractive feature for our employees and potential employees. If approved, the 2010 ESPP will replace our 2000 employee stock purchase plan, which we refer to in this proxy statement as the 2000 ESPP, which will expire in 2010.

Our board of directors recommends a vote FOR this proposal.

Description of the 2010 ESPP

The following is a brief summary of the 2010 ESPP. The following description is only a summary of the material terms of the 2010 ESPP. For more information, we refer you to the full text of the 2010 ESPP, which is included as Appendix I to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website www.sec.gov. In addition, a copy of the 2010 ESPP may be obtained from our Secretary.

The 2010 ESPP permits eligible employees to purchase shares of our common stock at a discount. On the first day of each six-month offering period between March 1 and August 31 and September 1 and the last day of February, each employee who is enrolled in the 2010 ESPP will automatically receive an option to purchase on the last day of the offering period the largest whole number of shares of common stock that does not exceed the number determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the value of a share of common stock on the first day of the offering period. If the 2010 ESPP is approved by stockholders, the initial period may begin before September 1, 2010, in which case the next period would begin September 1, 2010. The offering price of each of the shares purchased in a given offering period will be determined by the board, including whether the offering price is based on the lower of the closing price of a share of common stock on the first or last day of the offering period or is just based on the closing price on the last day. In such cases, the offering price will be at least 85% of the applicable closing price. If the board of directors does not make a different determination of the offering price before the offering period, the offering price will be 85% of the lower of the closing price of a share of common stock on the first or last day of the offering period.

Pursuant to the terms of the 2010 ESPP, our board of directors has delegated its authority under the 2010 ESPP to its compensation committee. Accordingly, the compensation committee, consisting of independent directors, administers the 2010 ESPP. The compensation committee has the authority to interpret all provisions of the 2010 ESPP.

Generally, employees who have been employed for at least seven days prior to the first day of an offering period and customarily employed for more than five months in a calendar year will be eligible to participate in the 2010 ESPP. As of April 1, 2010, 437 employees would have been eligible to participate in the 2010 ESPP, including our named executive officers who remained employed with the company. Eligible employees may elect to participate by completing a subscription agreement, filing it with our payroll office and authorizing after-tax payroll deductions from their pay. The payroll deduction may not exceed ten percent of the employee’s gross pay. In addition, no employee can be granted an option under the plan that would (1) result in the employee owning common stock and/or options to purchase common stock making up five percent or more of our outstanding capital stock, or (2) permit such employee to purchase in excess of $25,000 in fair market value (based on the value of the stock on the offering commencement date) of common stock in any given year under the 2010 ESPP.

All payroll deductions for the 2010 ESPP will be placed in a payroll deduction account maintained for all participating employees. No interest will accrue on the payroll deductions, and an employee participating in the 2010 ESPP may not make any additional payments into the account. Employees may purchase common stock under the 2010 ESPP only through payroll deductions. If an employee withdraws from participation during an offering period, the amounts contributed to the 2010 ESPP will be refunded immediately without interest and the employee’s option granted for such offering period will automatically terminate. At the end of each offering period, the accumulated payroll contributions of each employee who continues to participate in the plan as of such date will be used to purchase shares of common stock (at the option price described above) subject to the limitations described above.

The board of directors may amend the 2010 ESPP at any time. However, the 2010 ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code of 1986, as amended, or the code, including stockholder approval if required.

The board of directors can terminate the 2010 ESPP at any time and will likely terminate the 2010 ESPP on the date that participating employees become entitled to purchase an aggregate number of shares greater than the number of shares remaining available for purchase.

The board of directors may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of such foreign employees the extent such actions are in compliance with Section 423 of the code.

Participation in the 2010 ESPP is discretionary, and participants can contribute up to ten percent of their gross pay, subject to the limitations described above. Additionally, the value of the common stock purchased will vary based on the fair market value of our common stock on the first and last days of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the 2010 ESPP are not currently determinable.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the 2010 ESPP and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the 2010 ESPP complies with Section 423 of the code. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants.  A participant will not have income upon enrolling in the 2010 ESPP or upon purchasing stock at the end of an offering.

A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the 2010 ESPP. The amount of each type of income and loss will depend on when the participant sells the stock.

If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; or

•	the participant’s profit.

Any profit in excess of compensation income will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.

Tax Consequences to the Company.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant’s compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the code.

Proposal Three: Approval of the Amendment to our Amended and Restated 2004 Stock Incentive Plan

On April 20, 2010, our board of directors adopted, subject to stockholder approval, an amendment to our amended and restated 2004 stock incentive plan, which we refer to in this proxy statement as the 2004 plan, increasing the number of shares of common stock authorized for issuance under the plan from 11,800,000 to 13,900,000. Our stockholders originally approved the adoption of the 2004 plan in May 2004 and amendments to the 2004 plan in May 2006 and May 2008. As of April 1, 2010, options to purchase 7,678,907 shares of common stock were outstanding under the 2004 plan, options to purchase 670,109 shares of common stock under the 2004 plan had been exercised and 777,686 shares of restricted stock had been awarded under the 2004 plan. As a result, we had only 2,577,806 shares available for future grant under the 2004 plan as of April 1, 2010.

In addition to the 2004 plan, we maintain a 2000 outside director stock option plan, which we refer to in this proxy statement as our 2000 director plan, and a 2001 non-officer, non-director employee stock incentive plan, which we refer to in this proxy statement as our 2001 plan. Awards also remain outstanding under our 1998 stock incentive plan, which we refer to as our 1998 plan, and our 2007 equity inducement plan, which we refer to in this proxy statement as our 2007 plan, each of which previously expired, and our 2009 equity inducement plan, which we refer to in this proxy statement as our 2009 plan, which was terminated. We cannot grant additional options or other awards under our 1998 plan, our 2000 director plan, our 2001 plan, our 2007 plan or our 2009 plan. In connection with the adoption of this amendment, we agreed to terminate our 2009 plan and are no longer granting awards under that plan. All outstanding awards under our 1998 plan, 2000 director plan, 2001 plan, 2007 plan and 2009 plan will remain in effect in accordance with their terms. We plan to grant future awards only under our 2004 plan.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Stock-based equity incentives are an important component of our compensation philosophy, intended to provide equity ownership opportunities and performance-based incentives to better align the recipient’s interests with those of our stockholders. In light of this compensation philosophy and our business strategy, we believe that the number of shares currently available to us for option grants and other stock-based awards under our 2004 plan and our other plans will be insufficient to satisfy our future equity compensation needs. Accordingly, our board of directors adopted, subject to stockholder approval, the amendment to the 2004 plan.

In connection with the adoption of this amendment, the board determined that the number of shares that the board would grant under the plan would average a three-year annual “burn rate” of 5.46% or less for the three-year period from 2010 through 2012. “Burn rate” is defined as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of common stock outstanding for that year. For purposes of calculating the number of awards granted in a particular year, (i) shares awarded under stock options and stock appreciation rights will count as one share and (ii) shares awarded as full value awards (as defined in the 2004 plan) will count as 1.5 shares. Shares underlying performance share awards will not be included in the burn rate until the year in which such shares are earned and then only to the extent so earned. Any awards settled in cash, assumed in acquisitions or made pursuant qualified employee stock purchase plans and certain other tax-qualified plans will not be included in the calculation of the burn rate.

Our board of directors recommends a vote FOR approval of the amendment to the 2004 plan.

Description of the 2004 Plan

The following is a brief summary of the 2004 plan. The following description is only a summary of the material terms of the 2004 plan. For more information, we refer you to the full text of the 2004 plan, which is included as Appendix II to the electronic copy of this proxy statement filed with the SEC and may be accessed from the SEC’s website www.sec.gov. In addition, a copy of the 2004 plan may be obtained from our Secretary.

Types of Awards

The 2004 plan provides for the grant of incentive stock options intended to qualify under Section 422 of code, nonstatutory stock options, restricted stock awards, stock appreciation rights and other stock-based awards, including the grant of shares to be delivered in the future. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Incentive Stock Options and Nonstatutory Stock Options.  Optionees receive the right to purchase a specified number of shares of our common stock at a specified exercise price and subject to such other terms and conditions as are specified in connection with the option grant. All of the shares authorized under our plan may be awarded as incentive stock options. Regardless of whether the option is intended to be an incentive stock option or a nonstatutory stock option, the exercise price for the option will not be less than 100% of the fair market value of our common stock, as determined by, or in a manner approved by, our board of directors. Our board of directors will establish the vesting schedule relating to options, and no option will be granted for a term in excess of ten years. In general, our initial grants to new employees vest over 48 months with 25% of the initial grant vesting 12 months after the employee’s start date and the remainder of the option vesting in 36 equal monthly installments. Our grants to current employees generally vest in 48 equal monthly installments commencing one month after the date of the grant.

The 2004 plan permits the following forms of payment of the exercise price of options: (1) payment by cash or check, (2) except as the board of directors may otherwise provide in an option agreement, payment in connection with a “cashless exercise” through a broker, (3) when certain requirements are satisfied, by surrender of shares of our common stock, (4) to the extent permitted by the board of directors and by applicable law, by delivery of a promissory note or any other lawful consideration or (5) by any combination of the above permitted forms of payment.

Without the prior approval of our stockholders, we may not engage in any repricing with respect to any option that requires stockholder approval under the rules of The NASDAQ Stock Market or the principal market on which our common stock is then traded. No option granted under the 2004 plan will contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.

Restricted Stock Awards.  Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of these shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by our board of directors for the award. Shares of restricted stock awarded under the 2004 plan will not vest earlier than the one year anniversary of the date of grant. However, our board of directors may, in extraordinary circumstances, waive our right to repurchase or acquire shares subject to a restricted stock award or remove or modify restrictions applicable to restricted stock awards. Under the terms of the 2004 plan, each share issued under a full-value award after the effective date of the 2004 plan will reduce the number of total shares available for issuance under the 2004 plan by 1.42 shares. Prior to the amendments to the 2004 plan adopted by our board in April 2010, this was 1.65 shares.

Stock Appreciation Rights.  Stock appreciation rights entitle the holder to receive an amount in cash or common stock, or a combination thereof, determined in whole or in part by reference to appreciation, following the date of grant, in the fair market value of our common stock.

Other Stock-Based Awards.  Under the 2004 plan, our board of directors has the right to grant other awards based upon the common stock having such terms and conditions as our board of directors may determine, and awards entitling recipients to receive shares of our common stock to be delivered in the future. We may grant other stock-based awards as payment in the settlement of other awards granted under the 2004 plan or as payment in lieu of compensation to which a participant is otherwise entitled. We may pay stock-based awards in shares of common stock or cash, as determined by our board.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of us, any of our parents or subsidiaries or any other business venture in which we have a controlling interest, and any individuals who have accepted an offer for employment from us, any of our parents or subsidiaries or any other business venture in which we have a controlling interest, are eligible to be granted awards under the 2004 plan. We may grant incentive stock options only to our employees. The maximum number of shares with respect to which awards may be granted to any participant under the 2004 plan is 500,000 shares per calendar year.

As of April 1, 2010, approximately 457 persons were eligible to receive awards under the 2004 plan, including our current executive officers and seven non-employee directors.

Plan Benefits under the 2004 Plan

The granting of awards under the 2004 plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group, except for the automatic stock option grants to our non-employee directors.

Our board has established a director equity compensation program under the 2004 plan for non-employee directors. Under the program, we grant each non-employee director:

•	a nonstatutory stock option to purchase 25,000 shares of our common stock on the date of his or her initial election to the board of directors;

•	a nonstatutory stock option to purchase 7,500 shares of our common stock on the date of each annual meeting of our stockholders, except if such non-employee director was initially elected to the board of directors at any such annual meeting; and

•	3,750 shares of restricted stock on the date of each annual meeting of our stockholders, except if such non-employee director was initially elected to the board of directors at any such annual meeting.

We grant our lead director an additional nonstatutory stock option to purchase 5,000 shares of our common stock on the date of each annual meeting of our stockholders.

The initial stock option to purchase 25,000 shares vests in 36 equal monthly installments beginning on the date one month after the date of grant. The annual meeting options vest in 12 equal monthly installments beginning on the date one month after the date of grant. All vested options are exercisable at any time prior to the first anniversary of the date the director ceases to be a director. The restricted stock granted to our non-employee directors vests in full upon the first anniversary of the grant date.

To date, we have granted the following options under the 2004 plan to the individuals and groups listed below. In all cases, the securities underlying such options are shares of our common stock. In each case, the options have a term of ten years and were granted at an exercise price equal to the fair market value of our common stock on the date of grant.

			Number of
	Weighted Average		Shares under
Name and Position	Exercise Price		Options

Clive A. Meanwell	$20.84		610,920
Chairman and Chief Executive Officer
Glenn P. Sblendorio	$19.24		360,897
Executive Vice President and Chief Financial Officer
Paul M. Antinori	$21.91		279,473
Senior Vice President and General Counsel
William B. O’Connor	$19.04		206,469
Chief Accounting Officer
John P. Kelley(2)	$21.22		675,598
Former President and Chief Operating Officer
Catharine S. Newberry(2)	$20.66		156,390
Former Senior Vice President and Chief Human Strategy Officer
William W. Crouse	$20.69		65,000
Director Nominee
Hiroaki Shigeta	$20.34		42,500
Director Nominee
All current executive officers, as a group	$20.12		1,547,092
All current directors who are not executive officers, as a group	$19.92	(1)	450,514
Each associate of any such directors, executive officers or nominees	—		—
Each other person who received or is to receive 5 percent of such options	—		—
All employees, including all current officers who are not executive officers, as a group	$20.02		9,065,313

(1)	Under the director equity compensation program under the 2004 plan in 2010, we intend to grant each non-employee director nonstatutory stock options under the 2004 plan, as described above.

(2)	Mr. Kelley’s employment with us terminated as of December 31, 2009 and Ms. Newberry’s employment with us terminated as of January 26, 2009.

On April 23, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $7.91 per share.

Administration

Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2004 plan and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee, consisting of independent directors, administers the 2004 plan, including granting options and other awards under the 2004 plan. In addition, pursuant to the terms of the 2004 plan, our board of directors delegated to our “officers,” as defined under the Securities Exchange Act of 1934, limited authority to grant stock options to employees without further action by our board of directors or its compensation committee. None of our officers is, however, authorized to grant options:

•	unless such options have the same terms as set forth in our standard forms of stock option agreement;

•	unless the exercise price of such options is equal to the closing price of the common stock on the date of grant;

•	to himself or herself or to any other executive officer, vice president, director or to any person designated by our board of directors or its compensation committee;

•	with respect to more than 1,200,000 shares of our common stock in the aggregate by all such officers; and

•	to any person in an amount that would result in the person holding options to purchase more than 75,000 shares of our common stock in aggregate under all of our stock option plans.

In addition, the officers must maintain a list of the options granted pursuant to this delegated authority and shall report to the compensation committee regarding the options granted, at such times and in such form as the compensation committee may from time to time request. The delegation of authority to officers is intended to avoid the expense and administrative burden of convening a meeting of the compensation committee in connection with stock option grants to newly hired employees and promoted employees.

Except as noted above, the compensation committee will generally select the recipients of awards and, subject to the terms of the 2004 plan, determine:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which may not be longer than 10 years); and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

If any award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of common stock subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or results in any common stock not being issued, the unused common stock covered by such award shall again be available for the grant of awards under the 2004 plan in proportion to the number of shares by which the total shares available for issuance was originally reduced at the time of grant or issuance, subject, however, in the case of incentive stock options, to any limitations under the code and provided that any shares retained by the company as payment of the exercise price of a stock option will not again be available for grant.

Effect of Reorganization Events or a Change in Control

Our board of directors is required to make appropriate adjustments in connection with the 2004 plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2004 plan also contains provisions addressing the consequences of any reorganization event, which is defined as:

•	any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property;

•	any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

•	our liquidation or dissolution.

Upon the occurrence of a reorganization event, all outstanding options will be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options or in the event of our liquidation or dissolution then our board must accelerate the options to make them fully exercisable prior to the consummation of the reorganization event. In the event of a reorganization event under which our stockholders will receive a cash payment for their shares of our common stock, then our board of directors must either accelerate the options to make them fully exercisable prior to consummation of the reorganization event or provide for a cash-out of the value of any outstanding options. Upon the occurrence of a reorganization event, our repurchase and other rights under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Our board of directors will specify the effect of a reorganization event on any stock appreciation right or other stock-based award at the time the award is granted.

In addition, upon the occurrence of a change in control, as defined in the 2004 plan, each option will become immediately exercisable in full and each restricted stock award will become free of all conditions and restrictions if, on or prior to the first anniversary of the date of the change in control event, a termination event, as defined in the 2004 plan, occurs, except to the extent specifically provided to the contrary in the instrument evidencing the option or restricted stock award or any other agreement between the equity holder and us, including our severance agreements with certain of our officers. See “Information About our Executive Officers — Potential Payments Upon Termination or Change of Control.” A termination event would occur, among other circumstances, if a plan participant’s employment is terminated without cause or as a result of the participant’s death or disability or is terminated by the participant due to a change of more than 30 miles in the participant’s principal business location, a material reduction in the participant’s salary, a material reduction in the participant’s responsibilities without cause or a significant diminution in the scope of the participant’s responsibilities without his or her agreement.

Amendment or Termination

No award may be made under the 2004 plan after April 2014, but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 2004 plan, except that no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2004 plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards are exempt from, or comply with Section 409A of the code relating to nonqualified deferred compensation.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or any corporate parent or any one of our 50% or more owned corporate subsidiaries at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option if the sales proceeds exceed the exercise price. The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and short-term if held one year or less. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and short-term if held one year or less.

Nonstatutory Stock Options.  A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and short-term if held one year or less.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then the participant will have compensation income when the stock vests equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss, with or without an 83(b) election, will be long-term if the participant held the stock for more than one year and short-term if held one year or less.

Stock Appreciation Rights.  A participant will not have taxable income upon the grant of a stock appreciation right. A participant will generally recognize compensation income upon the exercise of a stock appreciation right equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the stock appreciation right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and short-term if held one year or less.

Other Stock-Based Awards.  The tax consequences associated with any other stock-based award granted under the 2004 plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us.  There will be no tax consequences to us, except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the code.

Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.

We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Our board of directors recommends a vote FOR this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by Ernst & Young LLP:

Fee Category	2009	2008

Audit Fees(1)	$1,164,900	$980,000
Audit-Related Fees(2)	49,500	700,000
Tax Fees(3)	96,770	—
All Other Fees	—	—

Total Fees	$1,311,170	$1,680,000

(1)	Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and which are not reported under “Audit Fees.” In 2009, audit-related fees also consisted of fees for consultations regarding our acquisition and valuation of Targanta Therapeutics Corporation. In 2008, audit-related fees also consisted of fees for a transfer pricing project and due diligence projects related to our business development activities.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. In 2009, tax fees also consisted of fees for a project related to our net operating losses and for tax consultations related to the tax treatment of the acquisition of Targanta Therapeutics Corporation.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2009 or 2008 using the “de minimis” exception under the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed The Medicines Company’s audited financial statements for the year ended December 31, 2009 and discussed these financial statements with the company’s management and Ernst & Young LLP, The Medicines Company’s independent registered public accounting firm for the year ended December 31, 2009. The Medicines Company’s management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Medicines Company’s independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and the effectiveness of internal control over our financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee’s duties and responsibilities do not include conducting audits or accounting reviews.

The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 308) (Communication with Audit Committees) with Ernst & Young LLP. This Statement requires Ernst & Young LLP to discuss with The Medicines Company’s audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Ernst & Young LLP provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm’s independence.

Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm including those described above, the audit committee recommended to the board of directors that the audited financial statements be included in The Medicines Company’s annual report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors

Robert J. Hugin (Chair)

William W. Crouse

Elizabeth H.S. Wyatt

PRINCIPAL STOCKHOLDERS

The following table presents information we know regarding the beneficial ownership of our common stock as of April 1, 2010 for each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for each of our directors and named executive officers and for our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Options to purchase shares of common stock that are exercisable within 60 days of April 1, 2010 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Percentage beneficially owned is calculated using 53,005,819 shares of common stock outstanding as of April 1, 2010.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.

	Number of Shares of	Percentage of
	Common Stock	Common Stock
Beneficial Owner:	Beneficially Owned	Beneficially Owned

Named Executive Officers
Clive A. Meanwell(1)	1,321,299	2.4%
Glenn P. Sblendorio(2)	342,333	*
Paul M. Antinori(3)	283,790	*
William B. O’Connor(4)	168,698	*
John P. Kelley(5)	55,615	*
Catharine S. Newberry(6)	3,039	*

Non-Employee Directors
William W. Crouse(7)	108,750	*
Robert J. Hugin(8)	108,750	*
Armin M. Kessler(9)	194,435	*
Robert G. Savage(10)	126,764	*
Hiroaki Shigeta(11)	53,750	*
Melvin K. Spigelman(12)	68,750	*
Elizabeth H.S. Wyatt(13)	83,750	*
All current directors and executive officers as a group (12 persons)(14)	2,862,069	5.4%

5% Stockholders
Wellington Management Company, LLP(15)	6,630,268	12.5%
T. Rowe Price Associates, Inc.(16)	6,011,845	11.3%
D.E. Shaw & Co, L.P.(17)	5,084,366	9.6%
Deerfield Capital, L.P.(18)	4,368,372	8.3%
Sectoral Asset Management, Inc.(19)	4,123,674	7.8%
OrbiMed Capital LLC(20)	3,875,600	7.3%
BlackRock, Inc.(21)	3,525,528	6.7%
Ridgeback Capital Investments Ltd.(22)	3,442,896	6.5%

*	Represents beneficial ownership of less than 1%.

(1)	Includes options to purchase 1,008,018 shares.

(2)	Includes options to purchase 263,175 shares.

(3)	Includes options to purchase 259,487 shares.

(4)	Includes options to purchase 157,320 shares.

(5)	Effective October 1, 2009, Mr. Kelley resigned as our president and chief operating officer. At such time, he ceased being one of our “executive officers”. Mr. Kelley remained employed with us as a special advisor to our chief executive officer until December 31, 2009. Pursuant to his stock option agreements, all of his stock options terminated three months after his last day with the company. We have provided more detailed information about his benefits upon the termination of his employment under the caption “Information About Our Executive Officers — Potential Payments Upon Termination or Change of Control” below.

(6)	Effective January 26, 2009, Ms. Newberry resigned as our chief human strategy officer. At such time, she ceased being one of our “executive officers”. Pursuant to her stock option agreements, all of her stock options terminated three months after her last day with the company. We have provided more detailed information about her benefits upon the termination of her employment under the caption “Information About Our Executive Officers — Potential Payments Upon Termination or Change of Control” below.

(7)	Includes options to purchase 97,500 shares.

(8)	Includes options to purchase 79,167 shares.

(9)	Includes 3,000 shares held by Mr. Kessler’s wife and options held by Mr. Kessler to purchase 92,500 shares.

(10)	Includes options to purchase 115,514 shares.

(11)	Includes options to purchase 42,500 shares.

(12)	Includes options to purchase 57,500 shares.

(13)	Includes options to purchase 72,500 shares.

(14)	Group consists of our current non-employee directors and executive officers. Includes options to purchase an aggregate of 2,289,643 shares.

(15)	Includes shares owned by various investors for which Wellington Management Company, LLP serves as investment advisor with shared power to direct investments and/or to vote the shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 12, 2010.

(16)	These securities are owned by various individual and institutional investors including T. Rowe Price Health Sciences Fund, Inc. (which owns 2,700,000 shares, representing 5.1% of the shares outstanding, which T. Rowe Price Associates, Inc., or Price Associates, serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2010.

(17)	Includes 5,084,121 shares beneficially owned by D. E. Shaw Valence Portfolios, L.L.C., and 245 shares in the name of D. E. Shaw Synoptic Portfolios 2, L.L.C. These shares may be deemed beneficially owned by and D. E. Shaw & Co., L.P. and David E. Shaw. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., which in turn is the investment adviser and managing member of D. E. Shaw Valence Portfolios, L.L.C. and the investment adviser of D. E. Shaw Synoptic Portfolios 2, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 5,084,366 shares as described above and, therefore, David E. Shaw may be deemed to be the beneficial owner of such shares. David E. Shaw disclaims beneficial ownership of such 5,084,366 shares. The business address for these entities and for Shaw is 120 W. 45th Street, Tower 45, 39th Floor, New York, NY 10036. This information is based on a Schedule 13G/A filed with the SEC on February 16, 2010.

(18)	Includes 1,813,083 shares beneficially owned by Deerfield Capital, LP, over which it has shared voting and dispositive power; 1,813,083 shares beneficially owned by Deerfield Partners, LP, over which it has shared voting and dispositive power; 2,545,289 shares beneficially owned by Deerfield Management Company, L.P., over which it has shared voting and dispositive power; 2,545,289 shares beneficially owned by Deerfield International Limited, over which it has shared voting and dispositive power; and all 4,368,372 shares beneficially owned by James E. Flynn, with sole voting and dispositive power as to 10,000 shares as the managing member and a control person of the foregoing entities. The address of Deerfield Capital, LP is 780 Third Avenue, 37th Floor, New York, NY 10017. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2010.

(19)	Includes 3,358,695 shares for which Sectoral Asset Management, Inc. has sole power to vote in its capacity as an investment adviser. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral Asset Management, Inc. Jérôme G. Pfund, Michael L. Sjöström and Sectoral Asset Management, Inc. disclaim beneficial ownership of shares owned by Sectoral Asset Management, Inc. The address of Sectoral Asset Management is 2120-1000 Sherbrooke St., West Montreal PQ H3A 3G4 Canada. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2010.

(20)	Includes shares which OrbiMed Advisors LLC and OrbiMed Capital LLC hold on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares, for which OrbiMed Advisors LLC and OrbiMed Capital LLC have shared voting and dispositive power. No one such other person’s interest in the securities whose ownership is reported here relates to more than five percent of the class. The address of OrbiMed Capital LLC is 767 Third Avenue, 30th Floor New York, New York 10017. This information is based on a Schedule 13G/A filed with the SEC on February 12, 2010.

(21)	Includes shares held by Barclays Global Investors, N.A. in trust accounts for the economic benefit of the beneficiaries of those accounts and for which Barclays Global Investors, N.A. has sole dispositive and voting power. Barclays Global Investors, N.A. is a subsidiary of BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G filed with the SEC on January 29, 2010.

(22)	Includes shares held by Ridgeback Capital Investments L.P., Ridgeback Capital Investments Ltd., and Ridgeback Capital Management LP. Ridgeback Capital Investments Ltd., and Ridgeback Capital Management LP do not own any shares directly. Ridgeback Capital Investments Ltd. is the general partner of Ridgeback Capital Investments L.P. Pursuant to an investment management agreement, Ridgeback Capital Management LP maintains investment and voting power with respect to the securities held or controlled by Ridgeback Capital Investments Ltd. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Ridgeback Capital Investments Ltd., and Ridgeback Capital Management LP may be deemed to own beneficially all of the shares; however, Ridgeback Capital Investments Ltd., and Ridgeback Capital Management LP each expressly disclaim that it is, in fact, the beneficial owner of such securities. The address of Ridgeback Capital Investments L.P. is 430 Park Avenue, 12th Floor, New York, NY 10022. This information is based on a Schedule 13G filed with the SEC on April 5, 2010.

INFORMATION ABOUT CORPORATE GOVERNANCE

We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the listing standards of The NASDAQ Stock Market. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.

We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors

Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.

Our board of directors met 24 times during 2009, including regular, special and telephonic meetings. Each director who served as a director during 2009 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2009 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2009 during which he or she was a member of such committees.

Board Independence

Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that none of our directors, except Clive Meanwell, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules. Our board previously made a comparable determination of independence of T. Scott Johnson, who served on our board until July 2009. Dr. Meanwell is an employee and is therefore not independent. Our independent directors meet regularly in executive sessions without management present. Only independent directors serve on our standing board committees.

Board Leadership Structure

Our board has adopted a board leadership structure where our chief executive officer serves as chairman of the board and where the board appoints a lead director from its independent directors. Our board believes this structure provides an efficient and effective leadership model for the company. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. A single chairman and chief executive officer provides strong and consistent leadership for the company, without risking overlap or conflict of roles.

At the same time, to assure effective independent oversight, the board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined lead director role (see below for a full description of the role);

•	executive sessions of the independent directors after every board meeting lead by the lead director; and

•	annual performance evaluations of the chairman and chief executive officer by the independent directors, led by the compensation committee of our board.

Robert Savage has been the lead director of the board of directors since October 2006. As the lead director, Mr. Savage is responsible for:

•	chairing any meeting of the independent directors in executive session;

•	working with the chairman of the board in preparation of the agenda for each meeting of the board of directors and in determining the need for special meetings of our board of directors;

•	consulting with the chairman of the board and chief executive officer on matters relating to corporate governance and board performance;

•	facilitating communications between other members of our board of directors and our chairman of the board and chief executive officer; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Under our corporate governance guidelines, our board of directors is obligated to review this appointment annually.

Board Committees

Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The members of these committees are as follows:

Nominating and
Audit	Compensation	Corporate Governance

Robert J. Hugin (Chair)	Elizabeth H.S. Wyatt (Chair)	Melvin K. Spigelman (Chair)**
William W. Crouse*	Armin M. Kessler	William W. Crouse
Elizabeth H.S. Wyatt	Robert G. Savage	Hiroaki Shigeta

*	Mr. Crouse was appointed to the audit committee on June 11, 2009. Dr. Johnson was a member of the audit committee until his resignation in July 2009.

**	Dr. Spigelman was appointed chair of the nominating and corporate governance committee on May 28, 2009. Prior to May 28, 2009, Mr. Crouse served as chair of the nominating and corporate governance committee.

Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter and each such committee reviews its respective charter at least annually. A current copy of the charters of the audit committee, the compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report (which is included elsewhere in this proxy statement) required by the SEC.

Our board of directors has determined that all of the audit committee members are independent as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934.

Our board of directors has also determined that Robert J. Hugin qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the listing standards of The NASDAQ Stock Market, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Mr. Hugin, like all members of our audit committee, is an independent director as defined under the rules of The NASDAQ Stock Market, including the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. Dr. Johnson was also determined to be independent under these criteria while he served on our board.

The audit committee met six times during 2009, including regular, special and telephonic meetings.

Compensation Committee

Our compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluations of our senior executives;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

The compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances.

The compensation committee met 17 times during 2009, including regular, special and telephonic meetings.

Information concerning the compensation committee’s processes and procedures regarding director compensation is set forth under “Compensation of Directors” in this proxy statement. Information concerning the compensation committee’s processes and procedures regarding compensation for our named executive officers is set forth under “Compensation Discussion and Analysis” in this proxy statement.

Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2004 plan and to interpret the provisions of the 2004 plan. Pursuant to the terms of the 2004 plan, our board of directors has delegated its authority under the 2004 plan to its compensation committee. Accordingly, the compensation committee administers the 2004 plan, including granting options and other awards under the 2004 plan. The compensation committee generally selects the recipients of awards under the 2004 plan and, subject to the terms of the 2004 plan, determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which, in accordance with the 2004 plan, may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which, in accordance with the 2004 plan, may not be longer than 10 years); and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including issue price, conditions for repurchase and repurchase price.

Prior to the termination of the 2009 plan in April 2010, our compensation committee had the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2009 plan and to interpret the provisions of such plan.

Role of the Compensation Consultant

Our compensation committee has retained Radford Survey + Consulting, an AON Consulting Company, as its independent compensation consultant. Radford reports directly to the compensation committee and does not provide any other services to us. The compensation committee generally relies on Radford to provide it with comparison group benchmarking data and information as to market practices and trends. Radford does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide award ranges for the compensation committee to consider. In fiscal 2009, the consulting services provided by Radford also included providing advice to the compensation committee and management in connection with our 2004 plan.

Representatives of Radford attend compensation committee meetings upon request of the committee chair as well as preparatory meetings as necessary. Radford attends executive sessions of the compensation committee as requested. Radford interacts directly with members of our management only on matters under the committee’s oversight and with the knowledge and permission of the committee chairperson.

Compensation Risk Assessment

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive or inappropriate risk-taking. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, compensation is not linked to just corporate goals, as corporate performance metrics determine 60% of an individual’s payout and 40% is based on such person’s individual goals that are set by the individual’s manager. Our corporate targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit. The mix of equity award instruments used under our long-term incentive program includes full value awards, which also mitigate risk. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders;

•	overseeing the evaluation of the board of directors; and

•	developing corporate governance principles.

Our board of directors has adopted a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, which is posted on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

The nominating and corporate governance committee met six times in 2009, including regular, special and telephonic meetings.

Director Candidates and Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria as set forth in our corporate governance guidelines, including:

•	reputation for integrity, honesty and high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry;

•	adequate time to attend and participate in meetings of the board of directors and its committees;

•	ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•	demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•	such other attributes, including independence, that satisfy requirements imposed by the SEC and The NASDAQ Stock Market.

Our corporate governance guidelines also specify that director candidates shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that the value of diversity on the board should be considered.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholder Nominees

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under “Information About The Annual Meeting — How and when may I submit a proposal for the 2011 annual meeting?” in this proxy statement. Under our by-laws, to directly nominate director candidates, stockholders must provide notice to our Secretary with the following information:

•	all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•	any information reasonably necessary to determine whether the candidate is qualified to serve on our audit committee;

•	the number of shares of our stock beneficially owned by such candidate, if any;

•	as to the stockholder proposing the candidate:

•	such stockholder’s name and address;

•	the number of shares of our common stock beneficially owned by such stockholder; and

•	a description of all arrangements and understandings between each stockholder and the candidate and any other person relating to the proposal to nominate the candidate.

Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws to nominate a director directly will not be included in our proxy card for the next annual meeting.

Board Risk Oversight

Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board believes that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our lead director meets regularly with our chief executive officer and other senior officers to discuss strategy and risks facing the company. Members of senior management attend the quarterly board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, the board of directors receives presentations from senior management on strategic matters involving our operations. The board holds an annual two day strategic planning session with senior management to discuss strategies, key challenges, and risks and opportunities for the company.

While the board is ultimately responsible for risk oversight at our company, our three board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure for our directors and executive officers, and corporate governance.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics applicable to all of our directors and employees, including our principal executive officer, our principal financial officer and our controller. The code of business conduct and ethics is available on the corporate governance section of “Investor Relations” on our website, www.themedicinescompany.com.

Any waiver of the code of business conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to file a Form 8-K or post on our website, at the address and location specified above, all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning an amendment to, or waiver from, a provision of this code of ethics. To date, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors

Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Paul M. Antinori, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the stockholder sending the communication;

•	the number of shares held by the stockholder; and

•	if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.

Our Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at the Annual Meeting

As set forth in our corporate governance guidelines, all directors are expected to attend the annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2009.

Compensation of Directors

Compensation Program

Every two years, our compensation committee reviews and makes recommendations to the board regarding the level of compensation of our non-employee directors. To determine the appropriate level of compensation for our non-employee directors, our compensation committee has historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies; and

•	information obtained directly from other companies.

Our compensation program for non-employee directors consists of a cash component, which includes an annual retainer and meeting and committee fees and is paid on a quarterly basis, and an equity component, which includes stock option grant awards and restricted stock awards. The compensation committee designs the cash component by considering as a target the 50th percentile of cash compensation paid to directors at companies included in the data from Radford Survey + Consulting and the board’s equity compensation to be at a value at or near the 75th percentile of the value of equity compensation paid to directors at the companies included in the data from Radford.

In March 2009, our compensation committee reviewed our board compensation program. The committee considered data from Radford and determined that no change to the board’s compensation was necessary.

Each of these components is shown in the table below. We do not pay directors who are also our employees any additional compensation for serving on our board.

Cash Compensation

The following table describes the cash compensation for each non-employee director. The cash compensation is payable on a quarterly basis.

Type of Fee	Current

Annual retainer	$25,000
Additional annual retainer for lead director	$10,000
Attendance for each board meeting attended in person	$3,000
Attendance for each board meeting attended by telephone	$1,000
Annual retainer for committee members:
Audit committee	$4,000
Compensation committee	$3,000
Nominating and corporate governance committee	$2,000
Additional annual retainer for committee chairs:
Audit committee	$12,000
Compensation committee	$9,000
Nominating and corporate governance committee	$6,000
Attendance for each committee meeting attended in person	$1,500
Attendance for each committee meeting attended by telephone	$500

In addition, directors are reimbursed for travel and out-of-pocket expenses in connection with their attendance at board meetings.

Equity Compensation

Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2004 plan. The following table describes the initial equity compensation and annual equity compensation for each non-employee director, as well as the additional equity compensation to our lead director:

		Number of
	Number of	Restricted
Type of Grant	Options	Shares	Grant Date	Vesting Schedule

Initial equity grant	25,000	—	The date the director is initially elected to the board	36 equal monthly installments beginning on the date one month after the grant date
Annual equity grant	7,500	3,750	The date of the annual meeting of stockholders	Stock options vest in 12 equal monthly installments beginning on the date one month after the grant date. Restricted stock vests in one installment 12 months after the grant date
Additional annual equity grant to our lead director	5,000	—	The date of the annual meeting of stockholders	Stock options vest in 12 equal monthly installments beginning on the date one month after the grant date

These options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and have a ten-year term. If a director ceases to be a director, all vested options will be exercisable at any time prior to the first anniversary of the date the director ceases to be a director or for the remaining term of the option, if less, and all unvested options will be forfeited.

The following table shows the compensation for fiscal year 2009 for each non-employee director who served as a director during 2009.

2009 Director Compensation

	Fees Earned
	or Paid
	in Cash		Stock Awards	Option Awards		Total
Name	($)		($)(1)	($)(2)		($)

William W. Crouse	$66,720	(3)	$28,163	$24,969		$119,852
Robert J. Hugin	$73,000	(4)	$28,163	$24,969		$126,132
T. Scott Johnson	$36,295	(5)	$28,163	$24,969		$89,427
Armin M. Kessler	$67,500	(6)	$28,163	$24,969		$120,632
Robert G. Savage	$78,500	(7)	$28,163	$41,615	(11)	$131,632
Hiroaki Shigeta	$64,000	(8)	$28,163	$24,969		$117,132
Melvin K. Spigelman	$68,544	(9)	$28,163	$24,969		$121,676
Elizabeth H.S. Wyatt	$89,500	(10)	$28,163	$24,969		$142,632

(1)	These amounts represent the aggregate grant date fair value of restricted stock granted by us during 2009, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010. The per share grant date fair value of the award granted to each non-employee director on the date of our 2009 annual meeting of stockholders was $7.51. At December 31, 2009, each of our non-employee directors held 3,750 shares of unvested restricted stock.

(2)	These amounts represent the grant date fair value of stock options granted by us during 2009, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010. The grant date fair value of the award granted to each non-employee director on the date of our 2009 annual meeting of stockholders was $3.33. At December 31, 2009, the total number of shares subject to options held by each of our non-employee directors was: Mr. Crouse, 97,500; Mr. Hugin, 79,167; Dr. Johnson, 85,625; Dr. Kessler, 92,500; Mr. Savage, 115,514; Mr. Shigeta, 42,500; Dr. Spigelman, 57,500 and Ms. Wyatt, 72,500.

(3)	Mr. Crouse is a member of the nominating and corporate governance committee and, since June 11, 2009, the audit committee. Mr. Crouse also served as chairman of the nominating and corporate governance committee until May 28, 2009. This amount includes the annual board and nominating and corporate governance committee retainers, the pro rata nominating and corporate governance committee chair annual retainer and fees paid for attendance at four board meetings in person, 15 board meetings by telephone, three committee meetings in person and six committee meetings by telephone.

(4)	Mr. Hugin is the chair of the audit committee. This amount includes the annual board and audit committee retainers, the audit committee chair annual retainer and fees paid for attendance at four board meetings in person, 16 board meetings by telephone, one committee meeting in person and five committee meetings by telephone.

(5)	Dr. Johnson was a member of the audit committee until his resignation in July 2009. This amount includes the pro rata annual board and audit committee retainers and fees paid for attendance at three board meetings in person, eight board meetings by telephone, two committee meetings in person and one committee meeting by telephone.

(6)	Mr. Kessler is a member of the compensation committee. This amount includes the annual board and compensation committee retainers and fees paid for attendance at three board meetings in person, 19 board meetings by telephone, three committee meetings in person and 14 committee meetings by telephone.

(7)	Mr. Savage is the lead director of our board of directors and a member of the compensation committee. This amount includes the annual board and compensation committee retainers, the annual retainer for his role as lead director and fees paid for attendance at four board meetings in person, 18 board meetings by telephone, three committee meetings in person and 12 committee meetings by telephone.

(8)	Mr. Shigeta is a member of the nominating and corporate governance committee. This amount includes the annual board and nominating and corporate governance committee retainers and fees paid for attendance at four board meetings in person, 19 board meetings by telephone, three committee meetings in person and three committee meetings by telephone.

(9)	Dr. Spigelman is the chairman of the nominating and corporate governance committee as of May 28, 2009. This amount includes the annual board and nominating and corporate governance committee retainers, the pro rata nominating and corporate governance committee chair annual retainer and fees paid for attendance at four board meetings in person, 20 board meetings by telephone, three committee meetings in person and three committee meetings by telephone.

(10)	Ms. Wyatt is the chairman of the compensation committee and a member of the audit committee. This amount includes the annual board, audit committee and compensation committee retainers, the compensation committee chair annual retainer and fees paid for attendance at four board meetings in person, 20 board meetings by telephone, five committee meetings in person and 18 committee meetings by telephone.

(11)	As the lead director, Mr. Savage is awarded an annual additional stock option award of 5,000 shares of our common stock on the date of our annual meeting of stockholders. The grant date fair value of this award to Mr. Savage was $16,646.

As noted above, our employee director did not receive additional compensation for services as a director.

Certain Related-Party Transactions

In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions.

On February 24, 2009, we acquired more than 98% of the outstanding shares of Targanta Therapeutics Corporation, or Targanta, through a tender offer for all outstanding shares of Targanta. On February 25, 2009 we completed our acquisition of Targanta through a short-form merger of one of our subsidiaries with and into Targanta, with Targanta as the surviving entity and wholly owned subsidiary of ours.

Targanta stockholders who tendered their shares in the tender offer and whose shares we accepted for payment promptly received the offer consideration consisting of (1) $2.00 per share, net in cash plus (2) the contractual right to receive up to $4.55 per share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. In the merger, each remaining outstanding share of Targanta common stock was automatically cancelled and converted into the right to receive the same consideration per share paid in the tender offer.

The total consideration payable for the shares of Targanta that we acquired in the tender offer and the merger, including fees and expenses, consists of approximately $50 million in cash at closing plus contractual rights to receive up to $90.4 million in the aggregate in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. The terms and conditions of the contingent cash payment rights are set forth in a Contingent Payment Rights Agreement, or CPR Agreement, dated February 24, 2009, entered into by us and American Stock Transfer & Trust Company, as rights agent.

William W. Crouse, who serves as one of our directors, was also a director and stockholder of Targanta and served as Chairman of the compensation committee of Targanta’s board of directors. Mr. Crouse recused himself from all board meetings, both ours and Targanta’s, in which the tender offer and merger were discussed. Upon the effectiveness of the merger, Mr. Crouse ceased to be a director of Targanta.

In the tender offer, in exchange for the 58,539 shares of Targanta common stock held by him, Mr. Crouse received approximately $117,078 in cash plus the contractual right to receive up to a maximum of approximately $266,352 in contingent cash payments if all of the milestones set forth in the CPR Agreement are achieved within the agreed upon time periods. Pursuant to an agreement between Mr. Crouse and Targanta, Mr. Crouse’s options and warrants for shares of Targanta capital stock terminated immediately prior to the effectiveness of the merger.

Compensation Committee Interlocks and Insider Participation

During 2009, none of the members of our compensation committee was a current or former employee and none had any related person transaction involving us required to be reported under Item 404(a) of Regulation S-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers and also reviews recommendations for members of our senior management. The compensation committee also reviews and approves annually our salary, bonus and equity pools in the aggregate for employees below the senior management level.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of long-term stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals such as clinical trial progress, new product indication initiatives, the development of our global organization and our financial and operational performance as measured by metrics such as revenue and profitability. Our executive compensation consists of a base salary, an annual cash incentive and a long-term compensation component, such as stock options and restricted stock grants that vest over time. We believe that the long-term compensation component helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

The compensation committee retains the consulting firm Radford Consultants + Survey, an AON Consulting Company, to advise the committee in connection with the committee’s consideration of the appropriate peer group, base salaries, the percentage bonus targets and equity awards for our named executive officers. In addition, for 2009, Radford provided the compensation committee with tally sheets for reference in considering the total compensation package of each named executive officer. The compensation committee consulted with our chief executive officer and other senior executives in determining compensation packages. However, neither our chief executive officer nor any other senior executive was present when committee decisions were made regarding such officer’s individual compensation.

In making compensation decisions, the compensation committee compares our overall executive compensation program, as well as each component of our executive compensation program, to the compensation paid by a peer group of publicly traded companies that the committee believes have business life cycles, revenues, market capitalizations, products, research and development investment levels, and number and capabilities of employees that are roughly comparable to ours and against which the committee believes we compete for executive talent. The compensation committee reviews the peer group as necessary to determine whether any adjustments to the composition of the group are needed and as a result, our peer group might change from year to year. The compensation committee works with Radford and our senior management to determine the peer group, and Radford analyzes the executive compensation programs of these companies and provides the committee with survey data from the peer group. The companies included in the peer group considered by the compensation committee in establishing 2009 base salaries, bonus targets for 2009 and equity awards made in February 2009 were:

•	Abraxis Biosciences Inc.

•	Affymetrix, Inc.

•	Alkermes, Inc.

•	Amylin Pharmaceuticals, Inc.

•	BioMarin Pharmaceuticals Inc.

•	Cepheid

•	Cubist Pharmaceuticals, Inc.

•	Endo Pharmaceuticals Holdings Inc.

•	Enzon Pharmaceuticals, Inc.

•	Isis Pharmaceuticals

•	Medicis Pharmaceutical Corporation

•	Myriad Genetics, Inc.

•	Onyx Pharmaceuticals

•	OSI Pharmaceuticals, Inc.

•	Regeneron Pharmaceuticals Inc.

•	Sepracor Inc.

•	Techne Corporation

•	United Therapeutics Corporation and

•	Vertex Pharmaceuticals Incorporated

The peer group considered by the compensation committee in reviewing 2009 cash bonuses and making equity awards for 2009, which it made in February 2010, included the same companies as the peer group above except that ImClone Systems Incorporated was not included because it was acquired. References in this proxy statement to “our peer group” mean the applicable peer group or peer groups discussed above.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary and bonus compensation for executives at the 50th percentile of compensation paid to similarly situated executives of the companies in our peer group. In order to underscore the value of ownership of equity compensation as a component of our overall compensation, the compensation committee generally targets equity compensation for executives at the 75th percentile of equity compensation paid to similarly situated executives of the companies in our peer group. The committee may vary these general targets with respect to executives based on the job responsibilities, experience and performance levels of the individuals and our overall company performance.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash bonus;

•	stock option and restricted stock awards;

•	health and life insurance, and other employee benefits; and

•	severance and change-of-control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Radford, determines what it believed to be the appropriate level and mix of the various compensation components within the targeted percentiles for cash and equity compensation.

Base Salary

The committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries of our named executive officers are reviewed at least annually by the compensation committee, and adjustments are considered from time to time to realign salaries with market levels at approximately the 50th percentile of our peer group data for such position after taking into account individual responsibilities, performance and experience. Base salaries also may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities. The compensation committee also adjusts base salaries as warranted throughout the year for promotions, market changes or other changes in the scope or breadth of an executive’s role or responsibilities.

In establishing base salaries for 2009, our senior management recommended and the compensation committee determined that no merit increases in base salary would be given to any of our employees, including our named executive officers, in recognition of the global economic condition and our 2008 performance, but employees would continue to be eligible for adjustments for promotions or other changes in the scope or breadth of their role or responsibilities and to reflect changes in the compensation paid to our peer group. Dr. Meanwell and Mr. Kelley did not receive any increase in their respective base salaries for 2009. Messrs. Sblendorio, Antinori and O’Connor received increases of 3%, 9% and 8%, respectively, which were intended to bring the base salaries more in line with the 50th percentile of our peer group. Dr. Meanwell’s base salary was below the 50th percentile, but he asked the committee not to increase his salary in light of the economic environment and the company’s performance. The committee honored his request.

The following table presents each named executive officer’s 2008 and 2009 base salary, the percentile increase in base salary from 2008 to 2009 and each named executive officer’s 2009 base salary variance to the 50th percentile of our peer group:

				2009 Salary
				Variance to 50th
			Percent Increase	Percentile of Peer
Named Executive Officer	2008 Salary	2009 Salary	from 2008 to 2009	Group

Clive A. Meanwell	$588,640	$588,640	—	-10%
Chief Executive Officer
Glenn P. Sblendorio	$421,875	$434,531	3%	—
Executive Vice President and Chief Financial Officer
Paul M. Antinori	$346,500	$381,150	9%	-1%
Senior Vice President and General Counsel
William B. O’Connor	$261,250	$284,763	8%	3%
Vice President and Chief Accounting Officer
John P. Kelley	$463,500	$463,500	—	8%
Former President and Chief Operating Officer(1)
Catharine S. Newberry	$299,250	—	—	—
Former Senior Vice President and Chief Human Strategy Officer(2)

(1)	Mr. Kelley’s employment with us terminated as of December 31, 2009.

(2)	Ms. Newberry’s employment with us terminated as of January 26, 2009, prior to the board’s establishing her base salary for 2009.

Annual Cash Bonus Plan

We have an annual cash bonus plan for our named executive officers. The annual cash bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward our named executive officers when their efforts result in success for us. Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer’s base salary, with targets corresponding to the position of the executive. The bonus target percentages for our named executive officers are based on their respective company grade level except for Dr. Meanwell, whose bonus target percentage exceeds that of our other executives at the same company grade level. Dr. Meanwell’s bonus target percentage is 75% of his base salary, which is aligned with the bonus target percentages of other chief executive officers in our peer group. The bonus target percentage for each of Messrs. Sblendorio and Kelley remained at 50% of their respective base salaries for 2009 and the bonus target percentage for each of Messrs. Antinori and O’Connor remained at 40% of their respective base salaries for 2009. Ms. Newberry was not eligible for a bonus for 2009.

The compensation committee approves corporate goals for each year and determines potential bonus amounts based on achievement of these goals and individual performance goals. Under the annual cash bonus plan, the corporate goals comprise 60% of the total cash bonus and the individual objectives comprise 40% of the total cash bonus. The corporate goals generally conform to the financial metrics contained in the internal business plan adopted by the board of directors relating to revenue, earnings per share and certain operational goals. The compensation committee works with the chief executive officer to develop challenging but achievable goals, which we refer to as stretch corporate goals, which they believe are challenging but can be reasonably achieved over the next year.

Corporate Goals

At the time the compensation committee approves the corporate goals, each corporate goal is weighted based upon the priority attributed to such goal by the committee and based on such weighting each goal is given a corporate goal award value. When the compensation committee approves corporate goals, the committee also approves minimum, target and maximum levels for each corporate goal. The corporate goal award values for all of the corporate goals total 100. The corporate goal award values are used to evaluate the 60% of the executives’ annual bonus attributable to the corporate goals.

Following the end of the year, the committee determines the company bonus factor, which is used in determining payouts under the annual cash bonus plan and the size of annual equity awards, by using such minimum, target and maximum levels and allocating credits for each corporate goal in the following manner:

•	no credit for a corporate goal unless we achieve at least a minimum performance level;

•	a credit of at least 50% but less than 100% of the corporate goal award value if we achieve the minimum performance level but do not achieve the target performance level;

•	a credit of at least 100% but less than 150% of the corporate goal award value if we achieve or exceed the target performance level but do not attain the maximum performance level; and

•	a credit of 150% of the corporate goal award value if we achieve or exceed the maximum performance level.

If we achieve the target performance level of each corporate goal, then the corporate goal award values credited, or points, would equal 100 out of a total target of 100 and the company bonus factor would be 100%. If the corporate goal award values credited equal 75, then the company bonus factor would be 75%, and if the corporate goal award values credited equal 125 out of a target of 100 because we exceed certain of our targets, then the company bonus factor would be 125%.

In setting the company bonus factor, the committee retains the discretion to give more or less credit for corporate goals and to give credit for our overall annual performance and our achievement of additional accomplishments during the fiscal year that were not contemplated by the approved corporate goals. In such event, the corporate goal award values for a specific goal may be adjusted and award values for additional achievements may be added to the total possible corporate goal award values. The company bonus factor would therefore reflect the discretion of the committee.

The goals that the compensation committee approved for 2009 are listed below, with the target, minimum and maximum performance levels and the applicable award value for each goal.

				Award
Corporate Goal	Target	Minimum	Maximum	value

Angiomax				38
Global net sales	$440 million	$416 million	$460 million	28
Regulatory progress: submission of sNDA	Submission in September 2009	Application submitted	Submission in August 2009	10

Cleviprex				15
Global net sales	$10 million	$5 million	$13 million	10

US formulary adoption	400 formularies	300 formularies	450 formularies	4
EU regulatory filing	Filing accepted by March 25, 2009	Filing accepted	Reach day 106 of procedure	1

Cangrelor
CHAMPION program principal results known by the company	Results known by the company by October 2009	Results known by the company by fiscal 2009 year end	Results known by the company by August 2009	10

CU2010				6
Completion of Phase 1a study	Complete by October 2009	Complete by end of 2009	Complete by September 2009	2
Enroll first patient in Phase 1b study	Complete by October 2009	Complete by end of 2009	Complete by September 2009	2
Identify back-up and complete in-vivo testing of selected compounds	Testing of at least one selected compound complete by end of 2009	Identification of at least ten new compounds that meet a specified Ki parameter	Testing of at least one selected compound complete by November 2009	2

Targanta				7
Close transaction	Closed by the end of the first quarter of 2009	Not applicable	Not applicable	5
Integrate the Targanta business	Complete by the end of second quarter of 2009	Completed by end of 2009	Completed by May 2009	2

Oritavancin
Initiate Phase 3 confirmatory study	Enrollment of 200 patients by end of 2009	Enrollment initiated with at least 1 patient	Enrollment of 300 patients by end of 2009	4

New Business Ventures
Identify new business ventures expected to provide addition revenue in 2011	Projected revenue of $50-$99 million in 2011 added	No projected revenue in 2011 added	Projected revenue of $100-$200 million in 2011 added	5

Earnings
Non-GAAP EPS	$1.00	$0.76	$1.25	15
Total Award Value				100

Individual Objectives

Individual objectives are tied to the particular area of expertise of the employee and his or her performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to our chief executive officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of our chief executive officer, the individual objectives are reviewed with our lead director and the compensation committee and are based on the achievement of corporate goals. For each individual objective, the named executive officers must accomplish at least 80% of such objective for the officer to receive credit for the achievement of such objective. The compensation committee reviews the individual objectives which the officer has been deemed to have achieved and the officer’s performance beyond the objectives and, based on a subjective, qualitative analysis of the achieved objectives, the individual’s efforts, the overall impact of such officer’s performance on the performance of the company and such other relevant factors as the committee may determine, the committee determines an individual performance rating for the officer which ranges from 0% to 150% of the officer’s individual target award.

Bonus Determinations

In February 2010, the compensation committee evaluated our 2009 performance against our 2009 corporate goals approved by the committee. The compensation committee determined that our overall results were positive, when taking into account our completion of four additional achievements in addition to our established goals.

Regarding our 2009 corporate goals, the committee determined that:

•	we exceeded the following goals and were awarded 150% of points allocated for each of such goals:

•	our CU2010 goal related to identifying a CU2010 backup compound and completing in-vivo testing of selected compounds. We identified several backup compounds and completed testing of one compound by the end of November 2009;

•	our goal related to integration of the Targanta business, which we completed in April 2009.

•	we met the following goals and were awarded 100% of the points allocated for each of such goals:

•	our U.S. formulary adoption and EU filing goals for Cleviprex. In 2009, 405 formularies adopted Cleviprex and our EU filing was accepted on March 24, 2009;

•	our cangrelor goal related to the CHAMPION program, which we met prior to October 2009;

•	our Targanta acquisition goal, as we closed the transaction in February 2009.

•	we partially met the following goals and were awarded 50% of points allocated for each of such goals:

•	our Angiomax goal of submitting a supplemental new drug application, or sNDA, for the ready-to-use formulation for Angiomax, which sNDA was submitted in December 2009;

•	our CU2010 goal to complete a Phase 1a study, which the committee awarded partial credit for because we were on target to complete the study in 2009 but voluntarily paused the study to ensure there was not a safety issue with CU2010 before continuing the study;

•	our new business ventures goal, which we partially met with our licensing of the ready-to-use formulation of Argatroban.

•	we did not meet our global net sales goal for Angiomax, as our global net sales of Angiomax were $401.2 million. However, the committee used its discretion and awarded 71% of the points allocated for the global net sales goal, or 20 points, in recognition of our sales performance in the United States. Our U.S. sales target constituted 90% of the total global sales goal. We achieved 96% of our U.S. sales target while increasing market share and despite deferring a price increase until 2010.

•	we did not meet the following goals and were awarded no points for each of the following goals:

•	our Cleviprex net sales goal, as we recognized $4.3 million in revenues from sales of Cleviprex in 2009;

•	our CU2010 goal related to a Phase 1b study as we did not enroll patients in a Phase 1b study in 2009;

•	our oritavancin goal to initiate a Phase 3 study of the drug, as we did not initiate the study in 2009;

•	our non-GAAP EPS goal, as our non-GAAP EPS was ($0.49) in 2009.

The committee viewed four additional achievements in 2009 as being important to the long term success of the company. The first achievement was our receipt of the approval of an acute myocardial infarction indication for Angiox in Europe. The committee viewed this achievement as an important element of our entry and growth in Europe where we have patent coverage for Angiomax until 2015 and awarded us an award value of an additional five points. In addition, in 2009 we received an additional six months of market exclusivity for Angiomax from the Food and Drug Administration, or FDA, based on our pediatric study report submitted in response to a written request by the FDA. During this period of exclusivity, the FDA will not authorize commercialization of generic versions of Angiomax prior to November 2010. The committee weighed the significant impact that the additional six months of exclusivity will have on our 2010 revenue and awarded us an award value of an additional five points. Further, in 2009 the U.S. Patent and Trademark Office granted us two additional U.S. patents for Angiomax which cover a more consistent and improved Angiomax drug product and the processes by which it is made. The committee recognized this important value-creating innovation and the significant impact the patents could have on the company and awarded us an award value of an additional 4 points. The last achievement was our exclusive worldwide licensing of ApoA-I Milano from Pfizer Inc. The committee recognized the long-term significant medical and revenue potential of ApoA-I Milano and the overall potential impact of the transaction on the company and awarded us an award value of an additional four points. These additional achievements increased the target corporate goals by 18 to a total of 118.

Based on our overall 2009 performance against our 2009 corporate goals, taking into account our achievement of the additional goals noted above, the compensation committee determined the company bonus factor was 61.4% as we were credited for a total of 72.5 points out of a total of 118 points. In the determination of this corporate bonus factor, the compensation committee attributed approximately 3% of the company bonus factor based on our exceeding our CU2010 goal related to identifying a CU2010 backup compound and completing in-vivo testing of selected compounds, approximately 4% based on our exceeding our Targanta goal related to integration of the Targanta business, approximately 6% to the achievement of our U.S. formulary adoption and EU filing goals for Cleviprex, approximately 14% to the achievement of our cangrelor goal related to the CHAMPION program, approximately 7% to the achievement of our goal related our the acquisition of Targanta, approximately 28% to the partial credit we received with respect to our Angiomax net sales, approximately 7% to the partial achievement of our goal related to the ready-to-use formulation for Angiomax, approximately 1% to the partial achievement of our goal to complete Phase 1a study of CU2010, and 4% to the partial achievement of our new business ventures goal. The committee attributed approximately 25% to company’s additional achievements not initially encompassed by the 2009 corporate goals.

Except for Dr. Meanwell, for the 2009 annual cash bonuses, the compensation committee calculated the bonuses for our named executive officers by multiplying 60% of the dollar amount of each such officer’s bonus target by the company bonus factor to derive the corporate portion of the officer’s bonus. The individual component of the bonus was calculated by multiplying 40% of the dollar amount of each such officer’s bonus target by such officer’s individual performance rating, and the resulting dollar amount was added to the dollar amount allocated to the corporate goals. See the note to the table below for an example on the calculation.

The compensation committee used its discretion to determine Dr. Meanwell’s 2009 annual cash bonus. Dr. Meanwell’s 2009 salary was $588,640 and his bonus target was 75% of his salary, or $441,480. The compensation committee recognized Dr. Meanwell’s contributions in the planning, oversight and direction of our competitive, human and financial strategy in 2009. These included our overall operating performance, including increasing the breadth of his responsibility by assuming direct responsibility for the company’s operations following the resignation of John Kelley as our president and chief operating officer, developing and building our product portfolio, in particular, Dr. Meanwell’s significant work on the licensing arrangement with Pfizer for ApoA-I Milano, creating and advancing our international business plan and developing our employees and growth in our financial performance. For these reasons, the compensation committee used its discretion to award Dr. Meanwell a bonus payment of $441,480 which equaled 100% of his 2009 bonus target. While the compensation committee did not determine an individual performance rating for Dr. Meanwell in 2009, during his performance review, our lead director determined that Dr. Meanwell “met expectations” during 2009.

Mr. Sblendorio’s 2009 salary was $434,531 and his bonus target was 50% of his salary, or $217,266. The compensation committee recognized Mr. Sblendorio for leading and completing the licensing arrangements for the ready-to-use formulation of Argatroban from Eagle Pharmaceuticals and ApoA-I Milano from Pfizer, his communication efforts with our stockholders, his effective management of resources, his leading the evaluations of many business development projects and his work with Dr. Meanwell to improve our relationships with institutional investors. Overall, the compensation committee determined that Mr. Sblendorio far exceeded performance expectations on his individual performance goals with an individual performance rating of 140%. The compensation committee awarded Mr. Sblendorio a bonus of $201,710. Mr. Sblendorio’s bonus payment equaled 93% of his bonus target.

Mr. Antinori’s 2008 salary was $381,150 and his bonus target was 40% of his salary, or $152,460. The compensation committee noted Mr. Antinori’s efforts to develop and focus our government affairs initiatives, including efforts to restore the term of the principal Angiomax patent, as well as the management of our ongoing legal affairs and his support of the establishment of our legal entities in the European Union, lifecycle management projects and business development projects. Overall, the compensation committee determined that Mr. Antinori met performance expectations on his individual performance goals with an individual performance rating of 100%. The compensation committee awarded Mr. Antinori a bonus of $117,151, which equaled 77% of his bonus target.

Mr. O’Connor’s 2009 salary was $284,763 and his bonus target was 40% of his salary, or $113,905. The compensation committee recognized Mr. O’Connor’s contributions in improving our financial reporting systems and management of the finance and information technology departments. The compensation committee also believed that Mr. O’Connor’s played an important role in a variety of strategic projects, including the expansion of our infrastructure in Europe. Overall, the compensation committee determined that Mr. O’Connor’s exceeded performance expectations on his individual performance goals with an individual performance rating of 120%. The compensation committee awarded Mr. O’Connor a bonus payment of $96,638. Mr. O’Connor’s bonus payment equaled 85% of his bonus target.

Mr. Kelley’s 2009 salary was $463,500 and his bonus target was 50% of his salary, or $231,750. Mr. Kelley resigned as our Chief Operating Officer, effective October 1, 2009 and remained with us as a special advisor to the Chief Executive Officer until December 31, 2009. Pursuant to an October 2009 letter agreement between Mr. Kelley and us, Mr. Kelley was not eligible for a 2009 bonus. See “— Potential Payments Upon Termination or Change of Control — Severance Agreements” below for more information on this agreement.

Ms. Newberry’s employment with the company ended as of January 26, 2009. She was not eligible for a bonus in 2009.

The 2009 salaries, 2009 bonus target percentages and amounts and the actual bonus payments for our named executive officers are as follows:

		2009 Bonus		2009 Annual
		Target	2009 Bonus	Cash Bonus
Named Executive Officer	2009 Salary	Percentage	Target	Payments(1)

Clive A. Meanwell	$588,640	75%	$441,480	$441,480
Chief Executive Officer
Glenn P. Sblendorio	$434,531	50%	$217,266	$201,710
Executive Vice President and Chief Financial Officer
Paul M. Antinori	$381,150	40%	$152,460	$117,151
Senior Vice President and General Counsel
William B. O’Connor	$284,763	40%	$113,905	$96,638
Chief Accounting Officer
John P. Kelley	$463,500	50%	$231,750	—
Former President and Chief Operating Officer
Catharine S. Newberry	—	—	—	—
Former Senior Vice President and Chief Human Strategy Officer

(1)	This column represents the actual cash bonus payment made to the named executive officer. Such amount is based on the company bonus factor and the individual performance rating of the named executive officer, except for Dr. Meanwell (who did not have an individual performance rating), calculated as described above. For example, Mr. Sblendorio’s bonus target of $217,266 was allocated as $130,360 for corporate targets (60%) and $86,906 for individual targets (40%). The dollar amount allocated to corporate targets, $130,360, was multiplied by the corporate bonus factor, 61.4%, resulting in $80,041 for the corporate performance portion of his bonus. The dollar amount allocated to individual performance goals, $86,906, was multiplied by his individual performance rating of 140% and the result, $121,668, was added to the dollar amount allocated to the corporate targets, $80,041.

Stock Option and Restricted Stock Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives, including our named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparable equity awards of executives in our peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting schedule of such previous awards and the recommendations of management and consultants to the compensation committee.

The compensation committee typically makes annual equity grants, and, if there are new executives, initial stock option awards, as part of our overall compensation program. The compensation committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The compensation committee also has an equity compensation policy for the use of stock options and restricted stock awards. All of the equity grants to our named executive officers are approved by the compensation committee.

Stock awards to our named executive officers are typically granted annually in conjunction with the review of their individual performance. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the first quarter of each year for determination of grants for the previous year. This allows the compensation committee to receive audited financial statements of the previous year prior to making award determinations. Therefore, bonuses and equity awards relating to performance during 2008 for all of our employees, including our named executive officers, were granted in February 2009 and annual cash bonuses and equity awards relating to performance during 2009 for all of our employees, including our named executive officers, were granted in February 2010. The compensation committee has established a policy of not approving annual equity grants to any employees, including named executive officers, at a time when our company is in possession of material non-public information. We generally time annual stock option and restricted stock grants to named executive officers so that such grants occur three trading days after the release of our financial results for the previous fiscal year. We do not have any equity ownership guidelines for our named executive officers or a required holding period for shares of company stock obtained from the exercise of an option or vesting of restricted stock.

In general, initial option grants to new named executive officers vest over 48 months with 25% of the option vesting 12 months after the named executive officer’s start date and the remainder of the option vesting in 36 equal monthly installments. None of our named executive officers were new in 2009 or 2010. Our annual grants to named executive officers generally vest in 48 equal monthly installments commencing one month after the date of the grant. Vesting and exercise rights cease 90 days after termination of employment except in the case of death or disability. Restricted shares vest in annual increments of 25% over a period of four years, commencing on the first anniversary of the date of grant.

In February 2009, we granted all employees, including the named executive officers, shares of restricted stock as part of their 2008 compensation. In determining the February 2009 equity awards, the committee calculated the economic value of the equity awards for each named executive officer by starting with an amount equal to the value of equity compensation at the 50th percentile for similarly situated executives of the companies in our peer group, multiplied by 61%, which reflected both our depleted equity pool and our performance for 2008, multiplied by the officer’s individual performance rating. That amount was then allocated between options and restricted stock. We typically grant restricted stock awards at no cost to the employee. Because the shares have a built-in value at the time the restricted stock grants are made, we generally grant significantly fewer shares of restricted stock than the number of shares underlying stock options we would grant for a similar purpose.

In February 2009, the compensation committee approved the following equity awards to our named executive officers:

	Number of Shares	Number of Shares of
Named Executive Officer	Underlying Options	Restricted Stock

Clive A. Meanwell	—	76,738
Glenn P. Sblendorio	16,415	21,392
Paul M. Antinori	9,290	12,106
William B. O’Connor	4,657	6,070
John P. Kelley	16,801	21,895
Catharine S. Newberry	—	—

In February 2010, based on discussions with Radford, the committee decided to grant a mix of 50% options and 50% restricted stock to all employees receiving equity, including the named executive officers, for the employees’ performance in 2009. The compensation committee considered the 75th percentile of our peer group companies. In addition, the compensation committee analyzed this data using the total number of shares granted by the peer companies to individual officers, irrespective of value, rather than the committee’s previously utilized valuation method. For 2009 performance, the committee again sought to reward the named executive officers at the 75th percentile of our peer group for equity compensation and each named executive officers individual performance rating in determining a target amount of shares for the named executive officers, but the committee reduced the 2009 awards below this level based on share availability under the 2004 plan, as well as the committee’s evaluation of our overall company performance.

Our equity awards for 2009 were granted effective February 19, 2010, which was three trading days after the release of our 2009 financial results. The compensation committee approved the following 2010 equity awards to our named executive officers:

	Number of Shares	Number of Shares of
Named Executive Officer	Underlying Options	Restricted Stock

Clive A. Meanwell	60,000	20,000
Glenn P. Sblendorio	30,000	10,000
Paul M. Antinori	12,500	4,167
William B. O’Connor	17,500	5,833
John P. Kelley(1)	—	—
Catharine S. Newberry(1)	—	—

(1)	Mr. Kelley’s employment with us terminated as of December 31, 2009 and Ms. Newberry’s terminated as of January 26, 2009.

Because the equity awards made to our named executive officers relating to their respective individual performances in 2009 were granted in 2010, these awards have not been included in the compensation tables for 2009, below.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We do not currently match employee contributions to our 401(k) plan, but expect to commence a program that will provide a cash company match of employee contributions in 2010.

In particular circumstances, we sometimes award cash signing bonuses when executives first join us. Such cash signing bonuses typically must be repaid in full if the executive voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount of the bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. For 2009, no named executive officer was eligible for a cash signing bonus.

We limit the perquisites that we make available to our named executive officers. Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees.

Severance and Change-of-Control Benefits

Pursuant to severance agreements we have entered into with certain executive officers, including our named executive officers, and provisions of our 1998 stock incentive plan and our 2004 plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. Mr. Kelley and Ms. Newberry received severance payments after their employment with us terminated. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

We believe providing these benefits help us compete for executive talent. We believe that our severance and change of control benefits are generally in line with severance packages offered to executives by the companies in our peer group.

Our practice in the case of change-of-control benefits has been to structure these as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated by us or our successor without “cause” or by the executive for “good reason”, as each is defined in the severance agreements, during a one-year period after the change of control. We believe a “double trigger” maximizes stockholder value because it avoids an unintended windfall to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any potential change of control in which they believe they may lose their jobs.

Tax and Accounting Considerations

The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief executive officer and our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

In addition, in determining the size and type of equity awards, the compensation committee also considered the potential impact of FASB ASC Topic 718 to determine the effect of awards.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

By the Compensation Committee of the Board of Directors

Elizabeth H.S. Wyatt (Chair)
Armin M. Kessler
Robert G. Savage

Our Current Executive Officers

Below is information about each of our executive officers other than Clive Meanwell, our chief executive officer and president. The information below includes each officer’s age as of April 1, 2010, his or her position with us, the length of time he or she has held each position and his or her business experience for at least the past five years and their education. Similar information for Clive Meanwell, who is also a director, is included under the caption “Proposal One: Election of Class 1 Directors — Other Current Directors”. Our board of directors elects our officers annually, and officers serve until they resign or we or the board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

GLENN P. SBLENDORIO
Age: 54

Glenn P. Sblendorio has been our chief financial officer and executive vice president since March 2006. From November 2005 until he joined us, Mr. Sblendorio served as a consultant to a company in the pharmaceutical industry. Prior to joining us, Mr. Sblendorio was executive vice president and chief financial officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From July 2000 to February 2002, Mr. Sblendorio served as our senior vice president of business development. From 1998 to July 2000, Mr. Sblendorio was the chief executive officer and managing director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio’s pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including vice president, finance of Roche Molecular Systems and head of finance-controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company and chairman of the board of NuLens Ltd., a private ophthalmology company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

PAUL M. ANTINORI
Age: 56

Paul M. Antinori has been our general counsel since May 2002 and a senior vice president since September 2006. He also served as vice president from August 2004 to August 2006. From March 1998 to

April 2002, Mr. Antinori was general counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.

WILLIAM B. O’CONNOR
Age: 51

William B. O’Connor is our vice president, chief accounting officer. He joined us in April 2006 as our vice president, finance and controller. From April 2000 to February 2006, he was the vice president of finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O’Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O’Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

LESLIE C. ROHRBACKER
Age: 41

Leslie C. Rohrbacker is our vice president, chief human strategy officer. She joined us in December 2005 as our associate general counsel and served as deputy general counsel from March 2008 to June 2009. Prior to December 2005, Ms. Rohrbacker spent ten years as an attorney in large law firms specializing in employment counseling and complex litigation. Ms. Rohrbacker received her B.A. from Boston College and her J.D. from Seton Hall University School of Law.

Compensation of Our Executive Officers

The tables below present information about the compensation of the specified executive officers for the year ended December 31, 2009.

Summary Compensation

The following table presents summary information for the year ended December 31, 2009 and the previous two fiscal years for our chief executive officer, our chief financial officer and four other most highly compensated executive officers for the year ended December 31, 2009. We refer to these five individuals collectively as our “named executive officers.”

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	Earnings ($)	($)(3)	Total ($)

Clive A. Meanwell	2009	$588,640	$441,480	$993,757	$—	—	—	$1,794	$2,025,671
Chairman and Chief	2008	$588,640	$357,599	$423,500	$1,670,375	—	—	$1,794	$3,041,908
Executive Officer	2007	$566,000	$260,360	$1,430,000	$1,378,421	—	—	$1,794	$3,636,575
Glenn P. Sblendorio	2009	$434,534	$201,710	$277,039	$92,628	—	—	$1,794	$1,007,702
Executive Vice	2008	$421,875	$170,859	$209,766	$827,165	—	—	$1,794	$1,631,459
President and Chief	2007	$375,000	$183,750	$531,960	$575,728	—	—	$1,780	$1,668,218
Financial Officer
Paul M. Antinori	2009	$381,150	$117,151	$156,756	$52,424	—	—	$3,351	$710,832
Senior Vice President	2008	$346,500	$103,950	$106,867	$421,418	—	—	$3,277	$982,012
and General Counsel	2007	$315,000	$121,275	—	$730,482	—	—	$1,590	$1,168,347
William B. O’Connor	2009	$284,762	$96,638	$78,607	$26,283	—	—	$1,424	$488,014
Chief Accounting	2008	$261,247	$84,645	$—	$264,498	—	—	$1,298	$611,688
Officer	2007	$243,271	$102,500	$—	$540,262	—	—	$780	$886,813
John P. Kelley(4)	2009	$463,500	—	$283,553	$94,808	—	—	$981,021	$1,822,882
Former President and	2008	$463,500	$173,813	$234,643	$925,391	—	—	$3,354	$1,800,701
Chief Operating Officer	2007	$450,000	$216,000	$531,960	$716,456	—	—	$1,794	$1,916,210
Catharine S. Newberry(5)	2009	$20,558	$—	—	—	—	—	$314,246	$334,804
Former Senior Vice	2008	$299,250	$53,865	66,211	260,965	—	—	$2,814	$683,105
President and Chief	2007	$285,000	$104,738	—	344,605	—	—	$2,667	$737,010
Human Strategy Officer

(1)	These amounts in this column represent the grant date fair value of equity-based awards granted by us during 2009, 2008 and 2007, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 2 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2010.

(2)	These amounts represent the 2007, 2008 and 2009 plan year payouts as part of our annual cash bonus plan documented under “Compensation Discussion and Analysis” section in this proxy statement.

(3)	The dollar amount in the “All Other Compensation” column represents life insurance premium payments made by us on behalf of the named executive officer for his or her benefit. Mr. Kelley’s 2009 other compensation in this column consists of $977,670 of severance payments made pursuant to his October 2009 letter agreement with us and $3,351 of life insurance premium payments. Ms. Newberry’s 2009 compensation in this column consists of $314,010 of severance payments made pursuant to her February 2009 letter agreement with us and $236 of life insurance premium payments.

(4)	Effective October 1, 2009, Mr. Kelley resigned as our president and chief operating officer. At such time, he ceased being one of our “executive officers”. Mr. Kelley remained employed with us as a special advisor to our chief executive officer until December 31, 2009. Pursuant to an October 2009 letter agreement between Mr. Kelley and us, Mr. Kelley was not eligible for a 2009 bonus.

(5)	Ms. Newberry’s employment with us terminated as of January 26, 2009.

Employment Arrangements

Clive A. Meanwell serves as our chief executive officer and president pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of the agreement, Dr. Meanwell’s annual compensation is determined by our board of directors. Pursuant to a noncompetition agreement, Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination. Dr. Meanwell is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 75% of his annual base salary, subject to meeting company and personal performance goals.

Glenn P. Sblendorio serves as our executive vice president and chief financial officer pursuant to the terms of a letter agreement dated March 3, 2006. Mr. Sblendorio’s employment is “at will” and his annual compensation is determined by our board of directors. In 2007, Mr. Sblendorio was eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. In January 2008, Mr. Sblendorio was elevated a grade level for his performance and, as a result, Mr. Sblendorio is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 50% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Sblendorio has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Paul M. Antinori serves as our senior vice president and general counsel. Mr. Antinori’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. Antinori is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. Antinori has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

William B. O’Connor serves as our vice president and chief accounting officer. Mr. O’Connor’s employment is “at will” and his annual compensation is determined by our board of directors. Mr. O’Connor is eligible to receive, at the discretion of our board of directors, an annual cash bonus targeted to be 40% of his annual base salary, subject to meeting company and personal performance goals. Pursuant to a noncompetition agreement, Mr. O’Connor has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

John P. Kelley served as our chief operating officer and president pursuant to the terms of a letter agreement dated December 11, 2004 until his resignation, which was effective October 1, 2009. Mr. Kelley remained with us as a special advisor to the chief executive officer until December 31, 2009. Pursuant to a noncompetition agreement, Mr. Kelley has agreed not to compete with us for a period of one year after his departure.

Catharine S. Newberry served as our senior vice president for human resources and chief human strategy officer pursuant to the terms of a letter agreement dated December 30, 2005. Ms. Newberry’s employment with us was terminated on January 26, 2009.

We have also entered into severance agreements with our current named executive officers as described below.

Grant of Plan-Based Awards

The following table summarizes information regarding restricted stock awards and options granted to each of the named executive officers during the year ended December 31, 2009. Options granted in 2009 to the named executive officers were made under our 2004 plan and become exercisable in 48 equal monthly installments, commencing one month after the vesting commencement date, which is typically the grant date. All options were granted with an exercise price equal to the closing price per share of our common stock on the NASDAQ Global Select Market on the date of grant. The shares of restricted stock were also granted under our 2004 plan and vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

2009 Grants of Plan-Based Awards

		All Other
		Stock		All Other
		Awards:		Option		Exercise	Grant Date
		Number of		Awards:		or Base	Fair Value of
		Shares of		Number of		Price of	Stock
		Stock		Securities		Option	and
		or Units		Underlying		Awards	Option
Name	Grant Date	(#)		Options (#)		($/Sh)(1)	Awards(2)

Clive A. Meanwell	2/20/09	76,738	(3)			—	$12.95
Glenn P. Sblendorio	2/20/09			16,402	(4)	$12.95	$5.65
	2/20/09	21,393	(3)			—	$12.95
Paul M. Antinori	2/20/09			9,283	(4)	$12.95	$5.65
	2/20/09	12,107	(3)			—	$12.95
William B. O’Connor	2/20/09			4,654	(4)	$12.95	$5.65
	2/20/09	6,070	(3)			—	$12.95
John P. Kelley	2/20/09			16,801	(4)	$12.95	$5.65
	2/20/09	21,895	(3)			—	$12.95
Catharine S. Newberry	—	—		—		—	—

(1)	The exercise price of the stock option awards is equal to the closing price of our common stock on the grant date reported by the NASDAQ Global Select Market.

(2)	Based on the fair value of each option on the date of grant using the Black-Scholes closed-form option-pricing model.

(3)	The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

(4)	The options vest in 48 equal monthly installments beginning March 20, 2009. The options are subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at 2009 Fiscal Year-End

Except as noted in the table below, the options listed in the table below become exercisable in 48 equal monthly installments, commencing one month after the grant date. The options expire ten years after the grant date. The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant.

	Option Awards						Stock Awards
				Incentive				Market
				Plan Awards:			Number of	Value of
	Number of		Number of	Number of			Shares	Shares
	Securities		Securities	Securities			or Units	or Units
	Underlying		Underlying	Underlying			of Stock	of Stock
	Unexercised		Unexercised	Unexercised	Option		That	that
	Options		Options	Unearned	Exercise	Option	Have Not	Have Not
	Exercisable		Unexercisable	Options	Price	Expiration	Vested	Vested
Name	(#)		(#)	(#)	($)	Date	(#)	($)(5)

Clive A. Meanwell	237,000		—	—	$4.79	5/15/2010	—	—
	30,000		—	—	$26.00	12/12/2010	—	—
	30,000		—	—	$24.25	12/15/2010	—	—
	15,000		—	—	$10.11	12/11/2011	—	—
	123,000		—	—	$15.50	12/10/2012	—	—
	125,000	(1)	—	—	$28.01	12/23/2013	—	—
	100,000	(1)	—	—	$28.02	12/14/2014	—	—
	100,000		—		$18.27	11/30/2015	—	—
	70,833		29,167		$28.60	2/16/2017	25,000	$208,500
	92,088		108,832	—	$19.36	2/15/2018	16,406	$136,826
							76,738	$639,995
Glenn P. Sblendorio	140,625	(2)	9,375	—	$20.11	3/3/2016	6,250	$52,125
	28,333		11,667	—	$28.60	2/16/2017	9,300	$77,562
	15,104		9,896	—	$17.04	7/12/2017	—	—
	45,602		53,893	—	$19.36	2/15/2018	8,126	$67,771
	3,417		12,985	—	$12.95	2/20/2019	21,393	$178,418
Paul M. Antinori	23,750		—	—	$9.13	5/2/2012	—	—
	4,500		—	—	$15.50	2/10/2012	—	—
	6,000	(1)	—	—	$27.81	12/19/2013	—	—
	36,000	(1)	—	—	$23.77	8/3/2014	—	—
	23,500	(1)	—	—	$28.02	12/14/2014	—	—
	30,000		—	—	$18.27	11/30/2015	—	—
	12,500	(3)	—	—	$18.27	11/30/2015	—	—
	41,667		8,333	—	$22.47	8/29/2016	—	—
	35,417		14,583	—	$28.60	2/16/2017	—	—
	3,021		1,979	—	$17.04	7/12/2017	—	—
	23,233		27,457	—	$19.36	2/15/2018	4,170	$34,778
	1,934		7,349	—	$12.95	2/20/2019	12,107	$100,972
William B. O’Connor
	91,667		8,333	—	$19.98	4/24/2016	—	—
	10,625		4,375	—	$28.60	2/16/2017	—	—
	4,531		2,969	—	$17.04	7/12/2017	—	—
	16,250		13,750		$19.06	10/15/2017	—	—
	14,582		17,233	—	$19.36	2/15/2018	—	—
	970		3,684	—	$12.95	2/20/2019	6,070	$50,624
John P. Kelley	225,000	(1)	—	—	$25.25	12/1/2014	—	—
	125,000		—	—	$18.27	11/30/2015	—	—
	87,500	(3)	—	—	$18.27	11/30/2015	—	—
	28,333		11,667	—	$28.60	2/16/2017	9,300	$77,562
	12,083		7,917	—	$17.04	7/12/2017	—	—
	51,017		60,293	—	$19.36	2/15/2018	9,090	$75,811
	3,498		13,290	—	$12.95	2/20/2019	21,896	$182,613
Catharine S. Newberry	—		—	—	—	—	—	—

(1)	On December 23, 2005, our board of directors approved the full acceleration of the vesting of this option. As a condition of this acceleration, the option holder entered into a lock-up agreement with us relating to the shares underlying the option, which lock-up expired before December 31, 2009.

(2)	The option vests as follows: 25% of the shares underlying the option vested on March 3, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vests in 36 equal monthly installments beginning April 3, 2007. The option is subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

(3)	This option was vested and fully exercisable on the grant date, but is subject to the terms of a lock-up agreement between the option holder and us under which the option holder has agreed not to sell, transfer, pledge or otherwise dispose of the shares underlying the option, except as set forth in the lock-up agreement. The lock-up will expire with respect to one-forty eighth (1/48th) of the original number of shares underlying the option on the 30th day of each calendar month, beginning on December 30, 2005. In addition, the lock up will expire if the option holder ceases to be employed by us for any reason or upon consummation of a “change of control event” as defined in our 2004 plan.

(4)	The option vests as follows: 25% of the shares underlying the option vested on February 1, 2007 (the one-year anniversary of the vesting commencement date), and the remainder vest in 36 equal monthly installments beginning March 1, 2007. The option is subject to accelerated vesting upon a termination without “cause” or a resignation for “good reason”, as each is defined in our severance agreements. See “— Potential Payments Upon Termination or Change of Control.”

(5)	Calculated by multiplying the number of unvested shares by $8.34, the closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2009.

Option Exercises and Stock Vested in 2009

The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2009. Amounts shown under the column “Value Realized on Exercise” represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares for which the option was exercised.

The amounts shown under the column “Value Realized on Vesting” represent the number of shares of restricted stock that vested multiplied by the closing sale price of our common stock on the vesting date.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired	Value Realized
Name	Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Clive A. Meanwell	—	—	17,969	$250,128
Glenn P. Sblendorio	—	—	13,609	$164,687
Paul M. Antinori	—	—	1,380	$19,210
William B. O’Connor	—	—	—	—
John P. Kelley	—	—	7,680	$106,906
Catharine S. Newberry	—	—	—	—

Potential Payments Upon Termination or Change of Control

Severance Agreements

In November 2008, we entered into amended and restated management severance agreements with certain of our senior officers, including our named executive officers, in order to induce each of these officers to maintain his or her continued commitment to us.

The agreements generally provide for severance pay, reimbursement of health care premiums, payment of reasonable outplacement assistance and accelerated stock option vesting in the event that (i) we terminate the officer’s employment without cause, as defined in the agreements, or (ii) the officer terminates his or her employment for good reason, as defined in the agreements. If an officer’s employment is terminated for cause, no benefits are provided to the officer under the agreements. These severance agreements supersede any similar provisions in any employment agreement or letter agreement we previously entered into with the officer.

The agreements provide as follows:

•	Termination prior to a change in control. If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event, as defined in the agreements, he or she would be entitled to severance pay equal to one year of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and one year of accelerated vesting for options previously granted and outstanding prior to the termination date. In the case of Clive Meanwell or Glenn Sblendorio under these circumstances, he would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum, one year of health care premium reimbursement and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the one-year period), payment for any accrued but unused vacation days and two years of accelerated vesting for options previously granted and outstanding prior to the termination date.

•	Termination after a change in control. If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one year period following a change in control event, then, in addition to the severance pay, health care premium reimbursement, payment of reasonable outplacement assistance and payment for any accrued but unused vacation days described above, the officer would be entitled to receive an amount equal to 40 percent of his or her then current annual base salary instead of any other bonus payment payable for the year in which termination occurs and such officer’s options would be accelerated in full. In the case of Clive Meanwell under these circumstances, he would be entitled to receive an amount equal to two times 75 percent of his then current annual base salary. In the case of Glenn Sblendorio under these circumstances, he would be entitled to receive an amount equal to two times 50 percent of his then current annual base salary.

•	In addition to any other amounts that may be payable to the officer under the severance agreements, if we terminate the employment of the officer for any reason, the officer will receive payment for unreimbursed business expenses incurred through the termination date, as defined in the agreement and, except if we terminate the employment of the officer for cause, for any bonus earned but not yet paid prior to the termination date.

•	In order to receive any of these benefits, the officer must deliver a general release in favor of us.

On October 22, 2009 we entered into a severance letter agreement with John Kelley, pursuant to which Mr. Kelley received or is entitled to receive the following severance benefits:

•	a lump sum payment equal to two years of his current annual base salary, less all applicable statutory tax withholdings and deductions;

•	for the shorter of a period of twelve months after the termination date or until Mr. Kelley commences employment with a new employer, reimbursement of COBRA health insurance premiums actually paid by Mr. Kelley and payment for reasonable outplacement services; and

•	accelerated vesting of all stock options that Mr. Kelley held immediately prior to termination which would have vested within two years after the termination date if Mr. Kelley had continued to be employed by us during such two-year period.

As part of the severance agreement, Mr. Kelley entered into a general release of us, including our affiliates, successors and assigns for all claims through the date of termination of his employment. Mr. Kelley remains subject to the non-compete, non-solicitation, confidentiality and related provisions of her invention and nondisclosure agreement and non-competition and non-solicitation agreement with us.

On February 19, 2009, we entered into a severance letter agreement with Catharine Newberry, pursuant to which Ms. Newberry received the following severance benefits:

•	a lump sum payment equal to one year of her current annual base salary, less all applicable statutory tax withholdings and deductions;

•	a lump sum bonus payment in the amount of $53,865 earned in accordance with our annual cash bonus plan;

•	for the shorter of a period of twelve months after the termination date or until Ms. Newberry commences employment with a new employer, reimbursement of COBRA health insurance premiums actually paid by Ms. Newberry and payment for reasonable outplacement services; and

•	accelerated vesting of all stock options that Ms. Newberry held immediately prior to termination which would have vested within one year after the termination date if Ms. Newberry had continued to be employed by us during such one-year period.

As part of the severance agreement, Ms. Newberry entered into a general release of us, including our affiliates, successors and assigns for all claims through the date of termination of her employment.

Stock Option Agreements

The stock option agreements governing options awarded under our 2004 plan to all of our employees provide for accelerated vesting of 50 percent of an optionholder’s unvested options upon such optionholder’s death or disability (within the meaning of Section 22(e)(3) of the code). All of such optionholder’s vested options are exercisable for a period of one year following the date of the death or disability of the optionholder, provided, that the options have not expired and, in the case of disability, such optionholder has not been terminated for cause.

The table below reflects the potential payments and benefits to which the named executive officers other than Mr. Kelley and Ms. Newberry would be entitled under the management severance agreements and stock option agreements with our named executive officers if the named executive officer’s employment with us was terminated for cause or due to death or disability or the officer resigned for good reason. The amounts shown in the table below assume that those terminations were effective as of December 31, 2009, and that all eligibility requirements under the management severance agreements or stock option agreements were met. The table reflects payments and benefits for Mr. Kelley and Ms. Newberry upon their termination of employment. The closing price per share of our common stock on the NASDAQ Global Select Market on December 31, 2009 was $8.34.

	Bonus for			Value of	Health
	Year of	Cash	Vacation	Accelerated	and	Outplacement
Name	Termination	Severance	Payout	Options(1)	Welfare	Services(2)	Total(3)

Clive A. Meanwell
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,177,280	$11,320	—	$38,806	$15,000	$1,242,406
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$882,960	$1,177,280	$11,320	—	$38,806	$15,000	$1,831,406
Termination due to Death or Disability	—	—	—	—	—	—	—

Glenn P. Sblendorio
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$869,062	$8,356	—	$38,806	$15,000	$931,224
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$434,531	$869,062		—	$38,806	$15,000	$1,362,775
Termination due to Death or Disability	—	—	—	—	—	—	—

Paul M. Antinori
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason		$381,150	$7,330	—	$13,541	$15,000	$417,021
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$152,460	$381,150	$7,330	—	$13,541	$15,000	$569,481
Termination due to Death or Disability	—	—	—	—	—	—	—

William B. O’Connor
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$284,763	$5,476	—	$19,403	$15,000	$324,642
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$113,905	$284,763	$5,476	—	$19,403	$15,000	$438,547
Termination due to Death or Disability	—	—	—	—	—	—	—

John P. Kelley
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$927,000	$8,913	—	$26,757	$15,000	$977,670

Catharine S. Newberry
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$299,250	$2,760	—	—	$12,000	$314,010

(1)	Calculated by multiplying the number of shares subject to options for which vesting would be accelerated by the difference between $8.34, the closing price per share of our common stock on the NASDAQ Global

Select Market on December 31, 2009, and the per share exercise prices for such options. No dollar amounts have been added to this column because all of the named executive officer’s options that would be subject to accelerated vesting were not in-the-money at December 31, 2009.

(2)	The amount in this column represents an estimate for a full year of outplacement services based on rates charged to senior executives by our recommended outplacement vendor. Named executive officers are able to use the vendor of their choice, so actual amounts paid for outplacement services may vary. The amounts in this column for Mr. Kelley and Ms. Newberry represent the actual cost of their respective use of outplacement services.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2009, about the securities authorized for issuance under:

•	our 1998 stock incentive plan;

•	our 2000 ESPP;

•	our 2000 director plan;

•	our 2001 plan;

•	our 2004 plan;

•	our 2007 plan; and

•	our 2009 plan.

The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Number of
Securities
Remaining
Available for
Future Issuance
	Number of				Under Equity
	Securities to be				Compensation
	Issued upon		Weighted-Average		Plans
	Exercise of		Exercise Price of		(Excluding Securities
	Outstanding		Outstanding		Reflected in Column
Plan Category	Options		Options		(a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	9,882,265	(1)(2)	$20.10	(2)	2,147,432	(3)
Equity compensation plans not approved by security holders	1,104,952	(4)	$15.49		—

Total	10,987,217		$19.64		2,147,432	(3)

(1)	Includes shares of common stock issuable under our 1998 stock incentive plan, 2004 plan and 2000 outside director stock option plan.

(2)	Excludes shares issuable at the end of the then-current offering period ending February 26, 2010 under our 2000 ESPP.

(3)	Includes shares available for issuance as of December 31, 2009 under our 2000 ESPP plan (which includes 124,827, shares that were subsequently issued on February 26, 2010 at the close of the then-current offering period. This amount excludes the additional 1,000,000, shares that would be available for issuance if proposal two to adopt our 2010 ESPP is approved at this annual meeting or the additional 2,100,000 shares that would be available for issuance if proposal three to adopt the amendment to our 2004 plan is approved at this annual meeting.

(4)	Consists of shares of common stock issuable under our 2001 plan, 2007 plan and 2009 plan.

2009 Equity Inducement Plan

In February 2009, our board of directors adopted the 2009 plan, which provided for the grant of stock options, restricted stock awards, stock appreciation rights and other stock based awards to any person who (a) was not previously our employee or director or (b) is commencing employment with us following a bona fide period of non-employment by us, as an inducement material to the individual entering into employment with us. The purpose of the 2009 plan was to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to us and providing such persons with equity ownership opportunities that are intended to better align their interests with those of our stockholders. The 2009 plan was administered by our compensation committee, which had the authority to grant awards under the 2009 plan. Under the 2009 plan, we were authorized to issue up to 1,500,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, pursuant to awards granted under the 2009 plan. Options granted under the 2009 plan generally have a 10-year term and vest 25% one year after grant and the remaining options vest in equal monthly installments over a three-year period. On April 20, 2010, our board terminated the 2009 plan.

2001 Non-Officer, Non-Director Stock Incentive Plan

In May 2001, our board of directors approved the 2001 plan, which provided for the grant of non-statutory stock options to our employees, consultants and advisors, including individuals who accepted an offer of employment, other than those employees who were our officers or directors. The 2001 plan provided for the issuance of up to 1,250,000 shares of common stock. Shares awarded under the 2001 plan that were subsequently cancelled were available to be granted again under the 2001 plan. Our board of directors delegated its authority under the 2001 plan to our compensation committee, which administered the 2001 plan, including granting options under the 2001 plan. In addition, pursuant to the terms of the 2001 plan, our board of directors delegated to our chief executive officer limited authority to grant stock options to employees without further action by our board of directors or our compensation committee. Options granted under the 2001 plan generally have a 10-year term and commence vesting one year after grant and vest in equal monthly installments over a three-year period. We ceased making grants under the 2001 plan following adoption of an amendment to the 2004 plan at our annual stockholders’ meeting on May 25, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that from January 1, 2009 to the date of this proxy statement, the reporting persons complied with all Section 16(a) filing requirements with the exception of five Forms 4/A filed on March 2, 2010 to report the sale of common stock by Clive A. Meanwell, Glenn P. Sblendorio, Paul M. Antinori, William B. O’Connor and Leslie C. Rohrbacker in connection with the vesting of restricted stock. The original Forms 4 for the sale of common stock by each of our executive officers were filed timely, but the original filings subsequently needed to be amended.

Our board hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally.

By
order of the Board of Directors,

Paul M. Antinori
Secretary

April 30, 2010

Appendix I

THE MEDICINES COMPANY

2010 EMPLOYEE STOCK PURCHASE PLAN

The purpose of this Plan is to provide eligible employees of The Medicines Company (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $0.001 par value (the “Common Stock”), commencing on June 1, 2010 or on such later date as the Company’s Board of Directors (the “Board”) or the Committee (as defined below) shall determine. 1,000,000 shares of Common Stock in the aggregate have been approved for this purpose, subject to any adjustment pursuant to Section 15 hereof. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration.  The Plan will be administered by the Board or by a Committee appointed by the Board (the “Committee”). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility.  All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than five months in a calendar year;

(b) they have been employed by the Company or a Designated Subsidiary for at least seven days prior to enrolling in the Plan; and

(c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, would own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).

3. Offerings.  The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. The initial Offering will begin on June 1, 2010 or on such later date as the Board or the Committee shall determine and subsequent Offerings will begin each September 1 and March 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for the initial or subsequent Offerings and/ or choose a different commencement date for Offerings under the Plan.

4. Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and submitting a payroll deduction authorization form to the employee’s appropriate payroll office prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term “Compensation” means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement before any withholding for health insurance or under Section 401(k), 125 or 129 of the Code or similar plan, including without limitation salary, wages, overtime, shift differentials, bonuses and incentive compensation, but excluding third party sick or disability pay, allowances and reimbursements for expenses such as relocation allowances for travel expenses, whether specifically designated as such or designated as signing bonuses, income or gains associated with the grant or vesting of restricted stock, income or gains on

Appendix I

the exercise of Company stock options or stock appreciation rights or other similar equity based compensation, imputed income for non cash items, such as life insurance premium, and similar items, whether or not shown on, or specifically itemized on, the employee’s Federal Income Tax Withholding Statement.

5. Deductions.  The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 10% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Fractional percentages are not permitted. The Board or the Committee may, at its discretion, designate a lower maximum contribution rate.

6. Deduction Changes.  An employee may increase (to not more than 10%), decrease (to not less than 0%) or discontinue his payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. The change in rate shall be effective with the first full payroll period following the fifth (5th) business day after the Company’s receipt of the authorization form. The Board or the Committee may, in its discretion, increase or decrease the number of participation rate changes that may be made by a participant during any Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

7. Interest.  Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds.  An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering; provided that no employee may withdraw his or her payroll deductions less than ten (10) business days prior to the Exercise Date. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Board or the Committee.

9. Purchase of Shares.

(a) Number of Shares.  On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

(b) Option Price.  The Board or the Committee shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Board or the Committee prior to the first day of the Plan Period, the Option Price will be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clause (a) above shall be the reported price for the next preceding day on which sales were made.

(c) Exercise of Option.  Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be

Appendix I

deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

(d) Return of Unused Payroll Deductions.  Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee.

10. Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment.  In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to the employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to the employee.

13. Options Not Transferable.  Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Board or the Committee.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or other transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Options.  In connection with a Reorganization Event, the Board or the Committee may take any one or more of the following actions as to outstanding Options on such terms as the Board or the Committee determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that in connection with the consummation of such Reorganization Event all such outstanding Options will be exercised to the extent of accumulated payroll deductions as of a date specified by the Board or the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event and which date shall be deemed to be the Exercise Date and the termination date of such Options, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization

Appendix I

Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), designate the date of the consummation of the Reorganization Event as the Exercise Date and make or provide for a cash payment to each employee equal to the amount by which (A) the product of (y) the Acquisition Price times (z) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of the Exercise Date could purchase at the Option Price, where the Acquisition Price is treated as the closing price on the Exercise Date for purposes of determining the Option Price under Section 9(b) hereof (the “Eligible Shares”), where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), exceeds (B) the product of the Eligible Shares and the Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof with the date of the liquidation or dissolution deemed to be the Exercise Date) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination date or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

16. Amendment of the Plan.  The Board may at any time, and from time to time, amend or suspend the Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

17. Insufficient Shares.  In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro-rata basis.

18. Termination of the Plan.  This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

19. Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the Nasdaq Global Select Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

20. Governing Law.  The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares.  Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Grants to Employees in Foreign Jurisdictions.  The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United

Appendix I

States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.

24. Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25. Withholding.  Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

26. Effective Date and Approval of Stockholders.  The Plan shall take effect on April 20, 2010, subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors

on April 20, 2010

Approved by the stockholders on
          , 2010

Appendix II

THE MEDICINES COMPANY

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN1

1.	Purpose

The purpose of this 2004 Stock Incentive Plan (the “Plan”) of The Medicines Company, a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors (including persons who have entered into an agreement with the Company under which they will be employed by the Company in the future), as well as all of the Company’s consultants and advisors that are natural persons, are eligible to be granted options, restricted stock awards, stock appreciation rights or other stock-based awards (each, an “Award”) under the Plan. Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

1 Reflects amendments to the plan approved by the Board of Directors on April 20, 2010. Also reflects the proposed amendment to the number of shares authorized for issuance under the plan, which was approved by the Board of Directors on April 20, 2010 and is being submitted for stockholder approval at the 2010 Annual Meeting of Stockholders.

Appendix II

4.	Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for up to 13,900,0002 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan in proportion to the number of shares by which the total shares authorized for issuance was originally reduced at the time of grant or issuance pursuant to Section 4(c) of the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right.

(b) Per-Participant Limit.  Subject to adjustment under Section 9, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code (“Section 162(m)”).

(c) Fungible Share Pool.  Subject to adjustment under Section 9, any Award that is not a Full-Value Award shall be counted against the share limits specified in Sections 4(a) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Sections 4(a) as 1.42 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award or Other Stock Unit Awards with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.42 shares is returned to the Plan pursuant to Section 4(a), each applicable share reserve will be credited with 1.42 shares.

5.	Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of The Medicines Company, any of The Medicines Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the fair market value as determined by (or in a manner approved by) the Board at the time the Option is granted.

2 Reflects the amendment to the plan approved by the Board of Directors and being submitted for stockholder approval at the 2010 Annual Meeting of Stockholders.

Appendix II

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to promptly pay to the Company the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant at least six months prior to such delivery and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof prior to such merger, consolidation or acquisition. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h) No Repricing.  Without prior stockholder approval, the Company may not engage in any repricing with respect to any Option or Options which requires stockholder approval under the rules of the Nasdaq National Market or the principal market on which the Company’s Common Stock is then traded.

(i) No Reload Rights.  No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

6.	Stock Appreciation Rights

(a) Nature of Stock Appreciation Rights.  A Stock Appreciation Right is an Award entitling the holder on exercise to receive an amount in cash or Common Stock or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (an “SAR Award”). A Stock Appreciation Right may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

(b) Grants.  Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

Appendix II

(1) Rules Applicable to Tandem Awards.  When Stock Appreciation Rights are expressly granted in tandem with Options, the Stock Appreciation Right will be exercisable only at such time or times, and on such conditions, as the Board may specify in the SAR Award or the related Options.

(2) Exercise of Independent Stock Appreciation Rights.  A Stock Appreciation Right not expressly granted in tandem with an Option will be subject to the same terms and conditions applicable to Options as set forth in Section 5.

(c) Exercise.  Any exercise of a Stock Appreciation Right must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Board.

7.	Restricted Stock.

(a) Grants.  The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a “Restricted Stock Award”).

(b) Terms and Conditions.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c) Limitation on Vesting.  Restricted Stock Awards shall not vest earlier than the first anniversary of the date of grant. Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

(d) Stock Certificates.  Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto. At the time any Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant will instead receive an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the

Appendix II

number and class of securities available under this Plan, (ii) the limits on Awards set forth in Section 4(a) and the per-Participant limit set forth in Section 4(b), (iii) the share counting provisions set forth in Section 4(c), (iv) the number and class of securities and exercise price per share subject to each outstanding Option, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share and per-share-related provisions of each outstanding Stock Appreciation Right and Other Stock Unit Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events

(1) Definitions

(a) A “Reorganization Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property;

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) any liquidation or dissolution of the Company.

(b) A “Change in Control Event” shall mean:

(i) any sale or transfer of all or substantially all of the assets of the Company to another corporation or entity, any merger, consolidation or reorganization of the Company into or with another corporation or entity, with the result that, upon conclusion of the transaction, the voting securities of the Company immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the continuing or surviving entity of such consolidation, merger or reorganization; or

(ii) a disclosure that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than (A) the Company or (B) any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, becomes the beneficial owner as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or

(iii) such time as individuals who as of the date of the initial adoption of this Plan constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect any transaction described in clause (i) or (ii) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; or

(iv) the liquidation or dissolution of the Company.

(c) “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, a successor corporation to the Company); or (v) material breach of the Participant’s confidentiality obligations or duties under the Participant’s non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company).

(d) “Termination Event” shall mean the termination of the Participant’s employment (i) by the Company or the acquiring or succeeding corporation without Cause; (ii) as a result of Participant’s death or disability (within the meaning of Section 22(4)(3) of the Code); or (iii) by the Participant upon written notice given promptly after the Company’s or the acquiring or succeeding corporation’s taking of any of the following actions, which actions shall not have been cured within a 30-day period following such notice: (A) the principal place of the performance of the Participant’s responsibilities (the “Principal Location”) is changed to

Appendix II

a location outside of a 30 mile radius from the Principal Location immediately prior to the Reorganization Event; (B) there is a material reduction in the Participant’s responsibilities without Cause; (C) there is a material reduction in the Participant’s salary; or (D) there is a significant diminution in the scope of the Participant’s responsibilities without the Participant’s agreement (excluding increases in responsibility and sideways moves to jobs with similar descriptions).

(2) Effect on Options

(a) Reorganization Event.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event includes but does not solely consist of common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing, (i) if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event, and (ii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), the Board shall either (A) upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event or (B) provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (y) the aggregate exercise price of such Options.

(b) Change in Control Event that is not a Reorganization Event.  Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, each such Option shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(3) Effect on Restricted Stock Awards

(a) Reorganization Event that is not a Change in Control Event.  Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to

Appendix II

the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

(b) Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, a Termination Event occurs.

(4) Effect on Stock Appreciation Rights and Other Stock Unit Awards

The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR and Other Stock Unit Award.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Option intended to be an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. Notwithstanding the foregoing, a Participant may transfer any Award by means of a gift to a family member (as such term is defined in General Instruction A to Form S-8, as may be amended from time to time) of such Participant, provided that prior written notice of such gift is provided to the Company.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant pursuant to such rules and procedures as the Company may adopt. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value as determined by (or in a manner approved by) the Board; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  Except as prohibited by Section 5(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

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(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Deferrals.  The Board may permit Participants to defer receipt of any Common Stock issuable upon exercise of an Option or upon the lapse of any restriction applicable to any Restricted Stock Award, subject to such rules and procedures as it may establish.

11. Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the date 10 years from the date on which the Plan was adopted by the Board, provided that Awards granted prior to that date may extend beyond such date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, to the extent determined by the Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until such stockholder approval is obtained. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Participants.  The Board may, without amending the Plan, modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)  Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

THE MEDICINES COMPANY ATTN: ACCOUNTS PAYABLE 8 SYLVAN WAY PARSIPPANY, NEW JERSEY 07054 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 9:59 A.M. Eastern Time the day of the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 9:59 A.M. Eastern Time the day of the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. vote FOR the following: 1.Election of Directors Nominees 01 William W. Crouse 02 Hiroaki Shigeta The Board of Directors recommends you vote FOR the following proposal(s):For Against Abstain 2 Approve our 2010 Employee Stock Purchase Plan 3 Approve an amendment to our Amended and Restated 2004 Stock Incentive Plan in order to increase the number of shares of common stock authorized for issuance under the plan from 11,800,000 to 13,900,000 4 Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000067161_1 R2.09.05.010 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . THE MEDICINES COMPANY Annual Meeting of Shareholders June 2, 2010 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Clive A. Meanwell and Glenn P. Sblendorio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE MEDICINES COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EST on June 2, 2010, at the Company’s prinicpal executive offices at 8 Sylvan Way Parsippany, NJ 07054, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000067161_2 R2.09.05.010 Continued and to be signed on reverse side